Exhibit 10.1
Corning Natural Gas Corporation
CORNING NATURAL GAS CORPORATION
Bid Document For
Construction Services

For

Natural Gas Main and Service Installation

In

The Corning, New York Area

Corning Natural Gas Corporation
Table of Contents
Cover Letter
Bid Acknowledgement Sheet
Instructions to Bidders
SECTION I     Contract Agreement
SECTION II     Schedules and Appendices
SCHEDULE “A”       Scope of Work, Specification(s) and Drawing(s)
SCHEDULE “B”       Remuneration
SCHEDULE “C”       Construction Schedule
SCHEDULE “D”       Contractor Personnel
SCHEDULE “E”       Contractor Equipment
SCHEDULE “F”       Contractor’s Subcontractors and Vendors
SCHEDULE “G”       Certificate of Final Payment and Release

Corning Natural Gas Corporation
Bid Acknowledgement

To:	CORNING NATURAL GAS CORPORATION
PO Box 58
Corning, NY
14830-2152
	Attention:	Jen Beers, Operations Clerk
Fax: (607) 936-4014
Number of Pages to Follow:

Please Fax this sheet within 3 days after receipt of Bid Request

Receipt of your Bid Invitation No.	closing	at 2:00 pm is hereby
acknowledged.
☐	We intend to submit our proposal on or before , 2008.

☐	We do not intend to bid because:

Signed	Title

Company	Date

Additional Comments:

Corning Natural Gas Corporation
Corning Natural Gas Corporation
Bid Form for Construction Services For
Pipeline Construction in the Corning, New York Area

Bid Number:	Date: , 2008
CORNING NATURAL GAS CORPORATION (the “Company”)
PO Box 58
Corning, NY
14830-2152
Attention: Ray Spear, System Planning Supervisor
Dear Sir:
The undersigned (the “Contractor”), a corporation organized under the laws of the state of                                          , and authorized to carry on business in the State of New York, and whose office is located in                                                              , certify that we have read, examined and understood, all the Contract Documents concerning the Work described therein. We have also made an inspection of the Worksite and are thoroughly familiar with the conditions that exist on the Worksite. We hereby offer to enter into a contract to perform, in accordance with these Contract Documents, all Work necessary for the prices shown in the Schedules attached hereto and forming a part hereof:

Section II	–	Schedules
Schedule “A” – Scope of Work, Specification and Drawing
Schedule “B” — Remuneration
Schedule “C” – Construction Schedule
Schedule “D” – Contractor Personnel
Schedule “E” – Contractor Equipment
Schedule “F” – Contractor’s Subcontractors and Vendors
Schedule “G” – Certificate of Final Payment and Release
It is understood that the Company shall not be obliged to accept the lowest Bid, or any Bid, and shall have the right to reject any and all Bids, in whole or part, and may award a contract to other than the lowest Bidder. Company shall not be deemed to have accepted any Bid unless and until it has duly executed a contract that is substantially in the same form as the attached form of agreement with the Bidder, and has delivered the executed Contract Agreement or a copy thereof to the Bidder.
Furthermore, Company reserves the right to waive non-compliance with the Terms, Conditions, Scope, and/or specifications of this inquiry, at the Companies sole discretion, and it is understood that all capitalized terms used herein shall have the meaning ascribed to them in Section I, Contract Agreement.

Respectfully submitted:	Per:

Per:

Contractor’s Name	Per:
Seal Affixed

Corning Natural Gas Corporation
Instructions to Bidders
1.	Receiving Of Tenders

Bids shall be received in the offices of Corning Natural Gas Corporation, 330 W William Street, PO Box 58 Corning, NY, 14830-2152 not later than 2:00 p.m., on the Wednesday, May 21, 2008 to the attention of Ms. Jen Beers, Operations Clerk.
No faxed or emailed bids allowed.

In the context of these documents, “Bidder” means a firm that is in the business of providing Work of the type described in these Bid documents and that is registered in the State where the Work is to be performed.

2.	Requirement Description

The requirement is for the Construction of Pipeline and as specified in Section lll attached hereto. This contract is intended to cover work up to an unspecified dollar value. Contracts could be awarded to one or more Contractor(s) for Pipeline work and/or facilities work for each of the following projects in the Corning Natural Gas locations:

Project 1	Skyline Drive, Corning, NY	Contract #080014
Project 2	Victory Highway, Painted Post, NY	Contract #080016
Project 3	Corning Boulevard, Corning, NY	Contract #080018
Project 4	Denmark Hill, Corning, NY	Contract #080019
Project 5	Trescott Drive, Corning, NY	Contract #080020
Project 6	West Caton Road, Corning, NY	Contract #080025
Contractor is urged to bid on any or all projects listed above.

The Company reserves the right to bid any and all work in the Corning region at its discretion.
3.	Type of Contract

The Work shall be awarded on a lump sum not to exceed basis for each project. Bids must be submitted complete with the following information:
Schedule “A” – Scope of Work, Specification and Drawing
Schedule “B” — Remuneration
Schedule “C” – Construction Schedule
Schedule “D” – Contractor Personnel
Schedule “E” – Contractor Equipment
Schedule “F” – Contractor’s Subcontractors and Vendors
Schedule “G” – Certificate of Final Payment and Release
4.	Project Award Incentive

If one contractor is awarded three of the above projects then Corning will be granted a 3% discount off the total of the three projects. If one contractor is awarded six of the above projects then Corning will be granted a 6% discount off the total of the six projects.

5.	Price and Payment Considerations
(a)	Bidder must state payment terms.

(b)	Bidder must complete all schedules.

(c)	Bidder must state the expiry date of its proposal.

Corning Natural Gas Corporation
6.	Site Investigation

Bidder must be familiar with regional conditions where the proposed Work/Services are to be provided, judging for and satisfying himself as to the conditions to be encountered. Bidder may not claim after the submission of a bid that there was any misunderstanding with respect to the conditions imposed by the site(s).

7.	Form of Submission

One (1) completed copy of your sealed bid proposal are herby requested and should be sent to the address indicated in item 1.

Bidders are requested to return via FAX the enclosed Bid acknowledgement sheet indicating whether or not a Bid will be submitted.

8.	Insurance

The successful Bidder shall provide insurance as called for and shall submit certified evidence of this to Company immediately upon award of this Agreement. See Contract Agreement Section I of these documents for Company’s insurance requirements.

9.	Signing of Bid

The Bid Form must be executed under the corporate seal of the Bidder, and signed by an authorized officer or director of the Bidder.

10.	Withdrawal of Bid

A Bidder may, without prejudice to himself, withdraw this bid at any time prior to two (2) hours before the time set for the closing of Bids.

11.	Bid Rejection

The Company reserves the right to reject any or all Bids; the lowest or any Bid will not necessarily be accepted. Without limiting the generality of the foregoing, any Bid may be rejected which is incomplete, obscure, irregular, which has erasures or corrections in the Bid, or in which prices are omitted or are unbalanced.

Furthermore, Company reserves the right to waive non-compliance with the Terms, Conditions, Scope, and/or specifications of this inquiry, at the Company’s sole discretion

12.	Acceptance of Contractor’s Bid

All Bids submitted shall constitute continuing offers to perform the Work outlined herein and shall be considered to remain in effect for a period of not less than sixty (60) days after the closing date.

13.	Subcontractors, Vendors and Key Personnel

Bidders shall submit the names of all Subcontractors, Vendors and Key Personnel it proposes to employ in the Work. Subcontractors, Vendors and Key Personnel may not be changed nor additional Subcontractors, Vendors or Key Personnel employed without the written consent of the Company.

14.	Materials

All materials such as pipe, valves, fittings, risers, supports, tape and wire for the project will be supplied by the Company. For any other material, the Contractor shall supply and shall submit the names of the material suppliers it intends to use, together with the trade or brand name of the materials supplied. Material suppliers must not be changed nor additional material suppliers utilized without the written approval of the Company.

Corning Natural Gas Corporation
15.	Taxes

Except for any applicable state or local taxes, the Bidder shall be responsible for, and pay, any taxes and contributions now or hereafter imposed by any government, including payments required under Worker’s Compensation laws prevailing in the area of operations.

The Bidder’s price(s) specified in the Bid shall not include state or local taxes. Any tax credits obtained by the Bidder, on taxes included in the tendered price, shall be credited to the Company. The bidder shall supply its Tax registration number with the Bid.

16.	Scheduling

It is intended that the Company shall award the Contract(s) by May 28, 2008 with Work commencing anytime after June 1, 2008. The required completion date for all projects is November 3, 2008. Bidder should quote pricing valid for one (1) year.

The contractor shall pay to the Company $500 per business day for every day past the November 3, 2008 completion deadline.

17.	Compliance with Regulations

The Bidder shall be solely responsible for taking into consideration the effect of the progress and cost of Work to be performed and of all regulations by governing bodies having jurisdiction over matters including, but not limited to, hours of work, qualification of personnel, prevailing wage scales, local labor conditions, licenses, permits and use of public conveniences.

18.	Discrepancies or Omissions

If a bidder finds discrepancies in or omissions from the included Schedules herein or other contract documents, or has any doubt as to the meaning or intent of any part thereof, he shall at once inform the Company, who may send written instruction or clarification to all Bidders.

No oral interpretation shall be made to any Bidder as to the meaning of the Contract Documents. Every request for an interpretation shall be made in writing, addressed and forwarded to:

CORNING NATURAL GAS CORPORATION PO Box 58 Corning, NY 14830-2152 Attention: Ray Spear, System Planning Supervisor Ph: 607-936-3755 ext 202 Fax:607-936-9673

19.	Bid Evaluation and Clarification

It is a condition of the Company that during the evaluation period of the submitted Bids the Company has the right to contact Bidders for clarifications of the submitted Bid. In the event that a clarification results in a change in the quoted Sum, Company reserves the right to contact each Bidder to obtain the same clarification which may or may not change the Bidder being the lowest Bidder. It shall be at the Companies sole discretion to change the rating of the Bidders.

The Company, also, reserves the right to waive compliance of this bid request at the discretion of the Company.

20.	Contract

Notwithstanding anything herein, the Bidder selected by Company to perform the Work required including the procurement of materials as provided in these documents agrees that it will enter into a Contract Agreement substantially in the same form as the form attached hereto as Section I prior to commencing Work or any compensation being due and/or payable.

21.	Traffic Requirement

Where it is applicable the Contractor must be aware of and comply with any and all Traffic and transportation regulations and rules.

Corning Natural Gas Corporation
22.	Contract

The Company reserves the right to award to more than one bidder. Notwithstanding anything herein, the Bidder or Bidders selected by Company to perform the Services required herein and possible procurement of materials as provided herein in this document hereto agrees that it will enter into a contract agreement substantially in the form attached prior to commencing Services or any compensation being due and/or payable.

23.	Code Rule 753

Any violations and penalties issued to the Company as a result of damage by the Contractor to properly marked underground facilities, per Code Rule 753, will be the responsibility of the Contractor.

Corning Natural Gas Corporation
SECTION I
Contract Agreement
TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS AND INTERPRETATION	4
1.1 Definition of Terms	4
1.2 Interpretation	6
1.3 Priority of Documents	7
1.4 Schedules	7

ARTICLE 2 – SCOPE AND DESCRIPTION OF WORK	7
2.1 Scope of Work	7
2.2 Discrepancies	8
2.3 Changes and Extra Work	8
2.4 Payment for Changes and Extra Work	8

ARTICLE 3 – TERM AND TERMINATION	9
3.1 Term of Agreement	9
3.2 Suspension of Work by Company	9
3.3 Termination for Cause by Either Party	10
3.4 Termination for Cause by Company	10
3.5 Consequences of Termination	11
3.6 Termination at Will by Company	12
3.7 Requirement to Complete	12
3.8 Company’s Right to Terminate	12
3.9 Termination of Abreement by Contractor	12

ARTICLE 4 – CONSTRUCTION SCHEDULE	13
4.1 Construction Schedule	13
4.2 Extension of Completion Date	13
4.3 Insufficient Rate of Progress	13
4.4 Failure to Complete on Time	13
4.5 No Bonus	14

ARTICLE 5 – PERFORMANCE STANDARDS	14
5.1 Contractor Representations	14
5.2 Independent Contractor	14
5.3 Compliance	14

ARTICLE 6 – REPRESENTATIVES	15
6.1 Company Representatives	15
6.2 Contractor Representative	15
6.3 Possession of Agreement	16

ARTICLE 7 – WORKSITE	16
7.1 Lands Provided by Company	16
7.2 Private Land	16
7.3 Site and Conduct of Work Thereon	16
7.4 Copy of Agreement	16

ARTICLE 8 – RESPONSIBILITIES OF CONTRACTOR	16
8.1 Contractor Personnel	16
8.2 Contractor Equipment	17
8.3 Superintendence by Contractor	18
8.4 Permits and Licenses	18
8.5 Safety	18
8.6 Contractor’s Financial Responsibilities and Liens	18
8.7 Performance Bond	19

ARTICLE 9 – MATERIALS	19
9.1 Materials Supplied by Contractor	19
9.2 Materials Supplied by Company	20
9.3 Storage of Materials by Contractor	20
9.4 Wastage	20

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Corning Natural Gas Corporation

ARTICLE 10 – INSPECTION	20
10.1 Inspection	20
10.2 No Deemed Acceptance	21

ARTICLE 11 – DEFICIENCIES	21
11.1 Rejected Work and Materials	21
11.2 Company’s Right to Correct Deficiencies	21
11.3 Non-Waiver of Defaults	21

ARTICLE 12 – OWNERSHIP OF WORK	22
12.1 Title to Materials	22
12.2 Title to Work	22
12.3 Use of Completed Portions	22
123.4 Damage to Work	22

ARTICLE 13 – RIGHTS OF COMPANY	22
13.1 Separate Contracts	22
13.2 Review of purchase Orders	23

ARTICLE 14 – COMPLETION AND ACCEPTANCE	23
14.1 Completion of Work	23
14.2 Final Inspection by Company	23
14.3 Partial Acceptance of Work	23

ARTICLE 15 – GUARANTEE OF WORK	24
15.1 Guarantee Period	24
15.2 Correction of Deficiencies Pursuant to Guarantee	24
15.3 Failure to Correct	24

ARTICLE 16 – FINANCIAL MATTERS	24
16.1 Compensation	24
16.2 Invoices	25
16.3 Progress Payments	25
16.4 Withholdings	25
16.5 Final Progress Payment	26
16.6 Release of Amounts Withheld	26
16.7 Partial Release of Amounts Withheld	26
16.8 Removal of Liens	27
16.9 Set-Off	27
16.10 Taxes	27

ARTICLE 17 – AUDIT	28
17.1 Audit Right	28
17.2 Maintenance of Records	28
17.3 Audit	28
17.4 Access to Facilities and Records	28
17.5 Audit Adjustments	28
17.6 Cost of Audit	28
17.7 Subcontractors	29

ARTICLE 18 – ASSIGNMENT AND SUBCONTRACTING	29
18.1 Assignment by Company	29
18.2 Assignment by Contractor	29
18.3 Subcontractors	29

ARTICLE 19 – LIABILITIES AND INDEMNITIES	30
19.1 Acts of Contractor and Contractor Personnel	30
19.2 Specific Claims	30
19.3 Compliance and Regulations	30
19.4 Patents and Intellectual Property Indemnity	30
19.5 Company Right to Defend	30

ARTICLE 20 – INSURANCE	31
20.1 Insurance Required of Contractor	31
20.2 No Limit of Liability	31
20.3 Notice to Company	31
20.4 Company Group as Additional Insureds	32
20.5 Subcontractors’ Insurance	32

Section I - Page 2

Corning Natural Gas Corporation

20.6 Deductibles	32
20.7 Certificates of Insurance	32
20.8 Right of Company to Insure	32

ARTICLE 21 – FORCE MAJEURE	32
21.1 Definition	32
21.2 No Liability	33
21.3 Notice	33

ARTICLE 22 – GENERAL	33
22.1 Entire Agreement	33
22.2 No Waiver	33
22.3 Notices	33
22.4 Confidential Information	34
22.5 Public Announcements	34
22.6 Anti-Corruption	34
22.7 Severability of Provisions	35
22.8 Drafting	35
22.9 Time of Essence	35
22.10 Governing Law	35
22.11 Survival	36
22.12 Counterpart and Facsimile Execution	36

Section I - Page 3

Corning Natural Gas Corporation
CONTRACT AGREEMENT
THIS AGREEMENT made as of the AWARD DATE,
BETWEEN:
CORNING NATURAL GAS CORPORATION, a body corporate,
registered and carrying on business in accordance with the laws of New York
(hereinafter called the “Company”)
OF THE FIRST PART
- and -
CONTRACTOR’S NAME, a body corporate, incorporated under the laws of CONTRACTOR’S STATE INCPORPORATION, having an office in
CONTRACTOR’S LOCATION, (hereinafter called the “Contractor”)
OF THE SECOND PART
WITNESSETH:
The Parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1	Definition of Terms

In this Agreement, the meaning of the following words and phrases shall be as follows:
a)	“Addenda” means any instructions in writing issued by Company relating to the Work and intended to amend or add to this Agreement.

b)	“Affiliate” means a company or person which controls or is controlled by a Party, or which controls or is controlled by a company or person which controls such Party, where control means the power to direct or cause the direction of the management and policies of the other person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise.

c)	“Agreement” means the body of this Agreement, all schedules to this Agreement, all renewals of and Addenda to this Agreement, and every CWO.

d)	“Builders’ Lien Act” means the Builders’ Lien Act or other similar legislation that is enacted and in force in the state where the Worksite is located.

e)	“Change” means any change, variation, supplement or revision to the Work or the Extra Work, other than a Minor Change.

f)	“Claim” means any and all liabilities, obligations, losses, damages, royalties, penalties, claims, demands, actions, suits, judgments, costs, expenses and disbursements, whether founded or unfounded, and includes court costs, legal fees (on a solicitor and own client basis) and expenses and costs of investigation.

g)	“Company Group” means Company, its Affiliates, and all Company Personnel.

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Corning Natural Gas Corporation
h)	“Company Material and Equipment” means materials and process equipment purchased and supplied by Company and delivered to Contractor for incorporation into the Work in accordance with Schedule “G” of this Agreement or pursuant to a CWO.

i)	“Company Personnel” means the directors, officers, employees, contractors (excluding Contractor), agents, servants and Invitees of Company, and each Affiliate of Company.

j)	“Company Representative” has the meaning set forth in Article 6.1.

k)	“Construction Schedule” has the meaning set forth in Article 4.1.

l)	“Contract Price” means the total sum payable by Company to Contractor for the completion of the Work in strict accordance with the provisions of this Agreement.

m)	“Contractor Equipment” means any equipment furnished by Contractor from time to time which is required to complete the Work but which does not become a part of the completed Work.

n)	“Contractor Group” means Contractor, its Affiliates, and all Contractor Personnel.

o)	“Contractor Personnel” means the directors, officers, employees, Subcontractors, agents, servants and Invitees of Contractor, and of each Affiliate and Subcontractor of, and each joint venture with, Contractor.

p)	“Contractor Representative” has the meaning set forth in Article 6.2.

q)	“CWO” means any Change Work Order in a form prepared by Company, completed by Contractor, and executed by both Parties which specifies a Change, or which initiates any Extra Work.

r)	“Equipment” means machinery, equipment, facilities, drilling tools, tools, supplies, special tools, apparatus, utilities, instruments, transportation, spare parts and other items of whatever nature used directly or indirectly for Work, irrespective of ownership.

s)	“Extra Work” means the performance of any work or compliance with any other requirements, other than a Change, which is not contemplated in the Work as described in this Agreement.

t)	“Inspector” means a person authorized in writing by Company to inspect the Work or any part of it.

u)	“Invitee” means any person not a Party to this Agreement whose presence is at the invitation of a Party to this Agreement as a guest and not under employment, retainer, contract or subcontract.

v)	“Minor Change” means an alteration to a portion of Work which is consistent with the intent of this Agreement and the anticipated development and refinement of specifications and drawings, and which does not unreasonably alter portions of Work already completed or affect the schedule for, or cost of, completing the remaining portions of Work.

w)	“Parties” means the parties to this Agreement, and “Party” means any one of them.

x)	“Progress Payment” means the amount payable by Company to Contractor based on completion of a portion of the Work as specified in Schedule “H”.

y)	“Rates” means the charges, rates, lump sum payments and reimbursable costs to be paid to Contractor by Company from time to time for Extra Work or Changes, as set out in Schedule “B”, and as may be varied from time to time upon request by Contractor and pursuant to a CWO.

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Corning Natural Gas Corporation
z)	“Regulations” means all statutes, laws, regulations, rules, orders, directives and statutory instruments in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the subject matter of this Agreement or any CWO.

aa)	“Subcontract” means any contract between Contractor and any other person for the performance of Work or any part thereof, including any joint venture and partnership agreements relating thereto.

bb)	“Subcontractor” means any person, firm or corporation having a contract with Contractor for the execution of a part or parts of the Work included in this Agreement, including any person, firm or corporation furnishing material called for in this Agreement and manufactured to a special design according to the specifications and drawings and including any partners and associates of Contractor in any joint venture, partnership or like agreement, but not including any person, firm or corporation that merely furnishes material not so manufactured.

cc)	“Subcontractors” means subcontractors, sub-suppliers and sub-vendors of a person, in any tier.

dd)	“Work” means the construction, delivery and installation of a booster compressor by Contractor in strict accordance with this Agreement and each CWO, and includes the entirety of the materials, consumables, equipment, personnel, services, operations and obligations of Contractor required to perform such Work.

ee)	“Worksite” means the location or locations designated by Company where Work is to be performed.
     1.2 Interpretation
          In this Agreement and each CWO, unless specifically stated otherwise:
a)	“herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Article, Exhibit or Schedule;

b)	“Article”, “Section”, “subsection”, “Clause”, “clause”, “Schedule”, “schedule”, “Exhibit” and “exhibit” are references to an Article, Section, Schedule or Exhibit to this Agreement;

c)	“Person”, “person” or “persons” shall include individuals, corporations, partnerships, associations, bodies politic and other entities;

d)	“including” means “including without limitation”;

e)	“$”, “dollars” or other sums of money means United States currency, unless specifically stated otherwise;

f)	words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders;

g)	headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any CWO;

h)	where a word or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning;

i)	where a word or phrase appears in quotations or parenthesis or both, that word or phrase is deemed to be a defined word or phrase and gets its meaning from the words or phrases that immediately precede or follow that word or phrase;

j)	references to any Regulation include all of amendments and re-enactments of such Regulation; and

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Corning Natural Gas Corporation
1.3	Priority of Documents
a)	In the event of any inconsistency or conflict between the body of this Agreement and any Schedule, the body of this Agreement shall prevail. In the event of a conflict between any of the Schedules, precedence shall be determined by the order in which the Schedules are listed in Article 1.4, in descending order.

b)	In the event of a conflict between the body of this Agreement and a term contained in a CWO, the terms of this Agreement shall govern. In the event of a conflict between an Addenda or CWO and a Schedule hereto, the Addenda or CWO shall govern. Where a conflict or conflicts exist between any Addenda or CWOs, the Addendum or CWO subsequent in time shall govern.

c)	The fact that any of Schedule to this Agreement or any CWO specifies Work or acts to be done in more particularity or shall require more Work or acts to be done in connection with any particular operation than is required by another of the Schedules or CWOs, or shall broaden the obligations of either of the Parties over the obligations expressed in another of the Schedules or CWOs, is not and shall not be considered a conflict. It is the intention of the Parties that the body of this Agreement, the Schedules and any CWOs and their provisions shall be cumulative.
1.4	Schedules

The following schedules are attached to, form part of, and are incorporated into this Agreement:
Schedule “A” — Scope of Work, Specification and Drawings
Schedule “B” — Remuneration
Schedule “C” — Construction Schedule
Schedule “D” — Contractor Personnel
Schedule “E” — Contractor Equipment
Schedule “F” — Contractor’s Subcontractors and Vendors
Schedule “G” — Certificate of Final Payment and Release
ARTICLE 2
SCOPE AND DESCRIPTION OF WORK
2.1	Scope of Work

Contractor shall provide all Contractor Personnel, Contractor Equipment, materials, supplies, and supervision required for the proper execution of the Work in accordance with this Agreement. Contractor shall perform all Work shown on the drawings and described in the specifications and all other things necessary to complete the Work. One complete set of all specifications and drawings shall be maintained by Contractor at the Worksite and shall be available to Company at all times.

2.2	Discrepancies

Company shall have the right to determine the meaning and intention of any portion of Schedule “A”. Where the same may be thought to be obscure or in dispute, Company shall have the right to correct any errors or omissions therein when corrections are necessary to the proper fulfilment of the intent of the scope of Work, specifications or drawings. Company’s decision thereon shall be final and conclusive. Any discrepancies found between the specifications and drawings and any errors or omissions in such specifications or drawings, in each case as set out in Schedule “A” hereto, shall immediately be reported to Company, and Company shall promptly correct such discrepancies, errors or omissions in writing.

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Corning Natural Gas Corporation
2.3	Changes and Extra Work
a)	Company may, through a written CWO, make Changes and require the performance of Extra Work from time to time as it may deem necessary or advisable.

b)	Contractor shall not undertake or make any Change or do any Extra Work under this Agreement unless it has received written authorization from Company Representative.
2.4	Payment for Changes and Extra Work
a)	If a Change or Extra Work is reasonably expected to result in an increase or a decrease in the cost to Contractor in comparison with what its cost would have been had no change been made, the Contract Price will be equitably adjusted on account thereof.

b)	If a Change or Extra Work is required at the request of Contractor, Contractor shall prepare and submit to Company a written valuation of the cost of the Change or Extra Work.

c)	If a Change or Extra Work is required at the request of Company, Contractor shall prepare and submit to Company a written valuation of the cost of the Change or Extra Work.

d)	Contractor shall only be entitled to compensation in addition to the Contract Price for Changes or Extra Work if:
i.	prior to the performance of the Change or Extra Work, Contractor has received a CWO signed by the Company Representative authorizing the Change or Extra Work; and

ii.	an inspection determines that such Change or Extra Work was not caused by a negligent act or omission of Contractor or any Contractor Personnel or by faulty Work furnished by Contractor or any of the Parties.
e)	For Changes and Extra Work when additional compensation is specified in a CWO, Contractor shall receive compensation on the following basis:
i.	a lump sum or unit price (based on a blanket contract) shall be agreed upon in writing between Company and Contractor prior to the commencement of the Change or Extra Work; or

ii.	if a lump sum or unit price cannot be agreed upon, Company shall pay to Contractor an amount equal to the sum of:
A.	charges for Contractor Personnel and Contractor Equipment actually employed in the implementation of such Changes or Extra Work, as substantiated by timesheets approved by the Company Representative, at the Rates specified in Schedule “B” hereto; plus

B.	the actual net cost of materials furnished by Contractor, provided that such materials were specifically authorized in the CWO and the actual use thereof has been verified by the Company Representative, as substantiated by original vendor’s invoice and verification in writing by the Company Representative of the use of such materials; plus

C.	charges for services subcontracted by Contractor for the performance or completion of the Change or Extra Work in accordance with the terms of this Agreement, provided that both the Subcontractor and the terms of payment to the Subcontractor have been approved by Company Representative; plus

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Corning Natural Gas Corporation
D.	a charge for overhead and profit for the totals of the items set out in subsections (B) and (C) of this Article, in accordance with Schedule “B” hereto.
(iii)	Reports specifying the costs of the Change or Extra Work performed each day must be submitted to Company in a format acceptable to Company on each succeeding day after such Change or Extra Work is carried out. The submission to, or acceptance or approval by Company, of such Work cost records shall not at any time be deemed to be an admission that the Work is properly chargeable as a Change or Extra Work.
ARTICLE 3
TERM AND TERMINATION
3.1	Term of Agreement
Contractor shall commence the Work any time after June 1, 2008 (the “Commencement Date”) and continue to complete the same as soon as reasonably possible. The entirety of the Work shall be completed to the satisfaction of Company, including the installation of all appurtenances and the performance of clean-up as specified in the terms of this Agreement, and the Work shall in all respects be ready for its intended use, not later than November 3, 2008 (the “Completion Date”). This Agreement shall continue in force until the Work is completed in accordance with the terms of this Agreement and to the reasonable satisfaction of Company, unless terminated earlier pursuant to the terms hereof.
3.2	Suspension of Work by Company
(a)	Company may at any time suspend the Work, or any portion thereof, for any reason by giving Contractor written notice of suspension. Except where required to comply with Regulations or Policies, Contractor shall cease all Work on the date specified in the notice and secure the Work and the equipment. Contractor shall resume Work immediately upon receipt of written notice of Company to resume Work.
(b)	If the Work is suspended pursuant to Article 3.2, and such suspension is not due to Force Majeure, Company shall pay to Contractor for such shutdown an amount computed on the following basis:
(i)	The direct hourly labor cost of all workers who are ready, willing and able to work, but are idle as a result of such suspension, for each day or part thereof that such workers are idle up to the time Contractor is required by Company to maintain only a skeleton crew; and after such request for reduction in manpower, the direct labor costs for such skeleton crew as Company may request to be maintained for ready resumption of the Work; all such labor costs to be determined under the provisions of Article 2.4(d)(ii) hereof; and

(ii)	The hourly cost of Contractor Equipment that is available for the Work but is idle as a result of such suspension, for each day or part thereof such Contractor Equipment is shutdown, calculated at one-half of the Contractor Equipment costs set forth in Article 2.4(d)(ii) hereof.
Company shall not, however, be required to pay Contractor such amount unless the workers and Contractor Equipment for such Work that has been suspended are actually standing-by idle. Contractor covenants and agrees to the best of its ability to use any Contractor Personnel and Contractor Equipment that are standing by for the performance of other parts of the Work or for Changes to the Work or Extra Work which may be required under this Agreement.
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(c)	Contractor acknowledges that delays that may arise by reason of the nature of the Work have been taken into account and are compensated for in the Contract Price and payments for any CWO, and that in no circumstances shall Contractor be entitled to recover from Company any payment for any damages suffered by Contractor as a result of such suspension.

(d)	At any time after receiving notice of a total or partial shutdown, Company may require Contractor to work part days, or shutdown the Work or any part thereof partially or completely.
3.3	Termination for Cause by Either Party
Either Party shall have the right to terminate this Agreement at any time immediately upon notice to the other Party, in the event that:
(a)	the other Party becomes insolvent;

(b)	dissolution, winding-up, bankruptcy, insolvency, liquidation or similar proceedings are commenced or are proposed in respect of the other Party;

(c)	the other Party takes the benefit of any bankruptcy or insolvency legislation or files any plan of arrangement there under; or

(d)	a receiver is appointed for the other Party or any of its property.
3.4	Termination for Cause by Company
Company shall have the right to terminate this Agreement for cause, immediately upon notice to Contractor. Without limiting Company’s right to cite other reasons or occurrences as justification of termination for cause, each of the following shall constitute grounds for termination for cause:
(a)	Contractor is not able to commence Work on the Commencement Date for any reason other than Company’s default or Force Majeure;

(b)	Contractor abandons any Work required pursuant to this Agreement, other than pursuant to an event of Force Majeure;

(c)	Company is dissatisfied with the performance of Contractor with respect to the Work for any justified reason, including unreasonably slow progress on the part of Contractor or Contractor’s failure to carry out the Work in a competent, skilful and workmanlike manner or in accordance with its obligations under this Agreement, and Contractor does not take steps to remedy the cause of such dissatisfaction within five (5) days of written notice from Company specifying the basis for the dissatisfaction;

(d)	Contractor fails to supply sufficient:
(i)	qualified, skilled, competent, careful and efficient Contractor Personnel;

(ii)	serviceable Contractor Equipment in good operating condition; or

(iii)	materials of proper quality for the due performance of the Work under this Agreement;
(e)	any damage to, defect in or failure, loss or breakdown of any item of Contractor Equipment results in the suspension or interruption of Work for a period of two (2) successive days during which Contractor does not make every reasonable effort to correct the cause of the interruption;

(f)	Contractor fails to observe any material provision of this Agreement, or it is apparent to Company that Contractor will not be able to complete Work required pursuant to this Agreement on or before the Completion Date;
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(g)	Contractor has unilaterally interrupted the execution of Work for more than two (2) days without fully justifying such interruption to Company’s satisfaction;
(h)	Contractor fails to prosecute the Work, or any part thereof, with such speed as in the opinion of Company is necessary to complete the same in accordance with the Construction Schedule;
(i)	Contractor has failed to maintain the insurance policies required by this Agreement;
(j)	Contractor has failed to comply with any Policy;

(k)	there is a change of control of Contractor or Contractor sells or assigns substantially all of its business or its assets or;

(l)	Contractor fails to make payment for services or materials in accordance with the terms of an applicable contract; or

(m)	Contractor has failed to comply with or has violated the terms and conditions of any Regulation or Governmental authorization.
3.5	Consequences of Termination
(a)	If Company terminates this Agreement pursuant to Article 3.3 or Article 3.4, Company may complete the Work by whatever methods it deems expedient, with or without the assistance of third parties, without incurring any liability to Contractor. In such cases, Company shall have the right to take possession of and use or permit others to use all or any part of the materials, the Contractor Equipment (including appliances thereon), supplies and property of every kind provided by Contractor for the purpose of completing the Work.

(b)	Contractor shall, if requested by Company, assign to Company or to such other person or persons as Company may designate any Subcontract or equipment rental agreement.

(c)	Contractor shall pay Company for all actual direct costs reasonably necessitated by the termination that would not otherwise have been incurred, including costs incurred in obtaining re-performance of all portions of the Work that are incomplete or defective and in obtaining performance of the remaining Work by a third party or by Company. If Company performs any such re-performance or remainder of the Work or any part thereof, the cost thereof shall be deemed to include reasonable overhead of Company in supervising or carrying on the Work so performed and such other costs and damages as Company may suffer by reason of Contractor’s default.

(d)	The remedies of Company set out in this Article 3.5 are in addition to, and not in substitution for, any other remedies available to Company at law or in equity. The action of Company in terminating this Agreement and requiring Contractor to stop the performance of the Work or any part thereof shall in no way vitiate this Agreement or affect the obligations, liabilities and responsibilities of Contractor. Company may exercise any remedy under this Agreement or otherwise at law or in equity contemporaneously one with the other, or in such priority as Company may see fit, and may exercise any one or more or all of such remedies at such time and in such priority and without prejudice to its right to any other remedy as Company may see fit.
3.6	Termination at Will by Company
(a)	If Company determines, in its sole discretion and for any reason whatsoever, that it is in the best interest of Company to do so, it shall have the right to terminate this Agreement by giving not less than five (5) days notice in writing to Contractor to that effect.

(b)	In such event, the effective date of such termination shall be the date upon which such notice period expires. If Contractor has begun operations under this Agreement,
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Contractor shall cease such operations by the effective date of termination. Contractor shall cease such operations by the effective date of termination. Contractor shall immediately cease placing orders for equipment and materials upon receipt of such notice unless Company approves such orders in writing.

(c)	In the event of any such termination, neither Party shall be liable one to the other with respect to this Agreement, except that each Party shall remain liable with respect to all obligations created or arising under this Agreement with respect to Work done prior to the effective date of termination and Company shall compensate Contractor for all Work performed and materials furnished prior to the time of such cancellation and termination, by paying the total of:
(i)	A sum based on the actual amount of Work completed from which shall be deducted all payments previously made to Contractor; and

(ii)	A sum equal to the cost (including freight and haulage charges) of all Contractor furnished materials on hand and unused by Contractor at the time of such cancellation and termination, and materials ordered but not on hand and for which Contractor has paid or is firmly obligated to pay, none of which has been included in previous payments. Such material shall, upon payment thereof by Company, become the property of Company;
Subject to any holdbacks required pursuant to the Builders’ Lien Act and subject to the terms and conditions of this Agreement as to payment and deductions.
3.7	Requirement to Complete
Notwithstanding the termination of this Agreement pursuant to this Article 3, Company shall have the right to require Contractor to complete any phase of the Work to any degree of completion required by Company, whether before or after the effective date of termination. Any Work so required to be completed shall be paid for under this Agreement as if such termination had not occurred, and shall be made subject to all the provisions of this Agreement. If such Work is performed after the effective date of termination, Contractor will be paid for such Work in accordance with Article 2.4(d)(ii).
3.8	Company’s Right to Terminate
The right to terminate given to Company in Article 3.4 and Article 3.6 may be exercised in the sole discretion of Company. Nothing contained herein shall abridge or alter any rights or privileges given to Company in any other portion of this Agreement.
3.9	Termination of Agreement by Contractor
Contractor shall have the right to terminate this Agreement when an Order of any Court or other public authority, other than Company, causes the Work to be stopped or suspended for at least thirty (30) days, and such stoppage or suspension occurs through no act or fault of Contractor or any member of Contractor Group. Contractor shall receive from Company payment for the Work performed, expenses incurred, and losses sustained in respect of materials up to the time of termination. Company shall not be liable for any loss of profits or damages incurred by Contractor as a result of such stoppage or suspension. Such termination shall be effective upon Contractor giving notice thereof.
ARTICLE 4
CONSTRUCTION SCHEDULE
4.1	Construction Schedule
Contractor shall submit to Company for approval a construction schedule and plan of operation (the “Construction Schedule”). The Construction Schedule, upon approval by Company, shall
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be attached to this Agreement as Schedule “C”, and shall be incorporated into and made a part of this Agreement. The Construction Schedule shall not be changed without the prior approval of Company.
4.2	Extension of Completion Date
The Completion Date may be extended if:
(a)	Company authorizes a Change or Extra Work and a time extension is specified in the relevant CWO;

(b)	the Work is suspended as provided for in Article 3.2 hereof;

(c)	the Work is delayed as a result of an event of Force Majeure;

(d)	a delay occurs in the progress of the Work as a result of the negligence of Company or Company Personnel;

(e)	a delay occurs as a result of use by Company of a portion of the Work as provided for in Article 12.3 hereof; or

(f)	a delay occurs by reason of the failure of delivery of any Company Material and Equipment.
A claim for extension of the Completion Date shall only be considered when submitted by Contractor to Company in writing within seven (7) days of the occurrence of the delay on which the claim is based; provided, however, that in the case of a continuing cause of delay only one (1) claim shall be necessary. Company will make the final decision on all requests for extension of time. The granting of additional time to complete the Work pursuant to this Article 4.2 shall not give Contractor grounds to make any claims whatsoever for additional payment, save on the grounds set out in sub-clauses (b) and (e) hereof, in which case payments shall be made as specified in Article 3.2 and 12.3 respectively, and in sub-clause (d) hereof in which case payment shall be agreed upon by the Parties in writing.
4.3	Insufficient Rate of Progress
If (a) Contractor or any Contractor Personnel is responsible for a delay in the progress of the Work, or fails to complete any phase of the Work within the time limits prescribed in the Construction Schedule; or (b) in Company’s opinion the rate of progress of the Work is insufficient to enable the whole of the Work, or any part or parts thereof to be completed within the time or times specified for such completion in the Construction Schedule, then Contractor shall work such overtime, acquire and use for prosecution of the Work such necessary additional labor and equipment, and perform all such other acts as may be necessary to expedite the progress of the Work to achieve completion of the Work or any portion thereof in accordance with the Construction Schedule. Contractor shall not be entitled to any extra payment by reason of taking such steps.
4.4	Failure to Complete on Time
If Contractor fails to complete the Work within the time required by this Agreement, Company, in addition to any other rights and remedies it may have, shall be entitled to deduct from any payments due to Contractor the additional costs to Company of Work incurred as a result of Contractor’s failure to complete on time.
4.5	No Bonus
There shall be no bonus payable to Contractor for completion of the Work prior to the Completion Date.
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ARTICLE 5
PERFORMANCE STANDARDS
5.1	Contractor Representations
Contractor represents and warrants that:
(a)	it has had an opportunity to examine, and has carefully examined, this Agreement and that it has fully acquainted itself with the general topography, soil structure, subsurface conditions, obstructions and all other conditions pertaining to the Work, and the Worksite;

(b)	it has made all investigations essential to a full understanding of the difficulties which may be encountered in performing the Work, as well as a full understanding and anything else in any of this Agreement or in any representation, statements or information made or furnished by Company or its representatives;

(c)	it will, regardless of any such conditions pertaining to the Work, or the Worksite, complete the Work for the Contract Price stated in these Contract Documents and shall assume full responsibility for any such conditions pertaining to the Work, the Worksite and all risks in connection therewith;

(d)	it has authority to do business in the state or states in which the Worksite is located;

(e)	it is fully qualified to perform the Work and shall perform the Work in accordance with the terms of this Agreement, all applicable Regulations and Policies, and to the best standards of engineering and workmanship established within the petroleum industry; and

(f)	it shall cooperate at all times with the Company Representatives, the Inspectors and all Company Personnel.
5.2	Independent Contractor
Contractor is an independent Contractor and the Work shall be carried out by Contractor under its own direction and superintendence and at its own risk. Contractor has full power and authority to select the means, methods and manner of performing the Work, being responsible to Company for all materials delivered to Contractor from Company and for the results contracted for; and upon completion, Contractor agrees to deliver the Work complete and undamaged in accordance with this Agreement.
5.3	Compliance
(a)	All Work performed shall comply with the Regulations and further, Contractor agrees to abide by the Policies.

(b)	Contractor shall observe and comply with all Regulations, whether imposed upon Company as owner or Contractor as construction and testing contractor in any manner howsoever relating to the Work.

(c)	Company shall furnish, as necessary for the execution of the Work, additional instructions, by means of drawings or otherwise. All such additional instructions shall be consistent with and form part of this Agreement. In the event that any portion of the Work requires additional instructions Contractor shall secure the same from Company before proceeding with such Work and the Work shall be executed in conformity therewith. In giving such additional instructions, Company shall have the authority to require Minor Changes to be made without additional charge to Company, provided that no additional material costs have been incurred by Contractor.

(d)	Contractor shall cooperate fully with Company and with other contractors and subcontractors performing other Work at or adjacent to the Worksite and shall plan and
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coordinate the Work with that of other contractors and subcontractors so as to prevent interference with their operations.
ARTICLE 6
REPRESENTATIVES
6.1 Company Representatives
(a)	Prior to commencement of the Work, Company shall designate one or more representatives (each a “Company Representative” and collectively the “Company Representatives”) who shall be authorized to act on Company’s behalf for purposes of this Agreement. Company shall notify Contractor of all Company Representatives. Company may change Company Representatives at any time. A Company Representative, may delegate to other persons certain aspects of his authority he deems appropriate.

(b)	A Company Representative will observe the Work in progress on behalf of Company. A Company Representative will have the authority to stop the Work whenever such stoppage may be necessary in his opinion, to ensure the proper execution of the Work in accordance with the provisions of this Agreement.

(c)	If at any time, a Company Representative is of the opinion that there exists a danger to life or property, he may order Contractor to stop the Work or to take such remedial measures as he considers necessary and Contractor shall obey such orders immediately.

(d)	Contractor shall obey, perform and comply with Company Representative’s orders or instructions with respect to the Work or concerning the conduct thereof promptly, efficiently and to the satisfaction of Company Representative. However, if Contractor is of the opinion that such orders or instructions are not authorized under the provisions of this Agreement, Contractor shall so notify Company Representative in writing before proceeding to carry them out. If Contractor does not so notify Company Representative in writing Contractor shall not claim, at any time thereafter, that the orders or instructions were not authorized. Nevertheless, the giving of such notice to Company Representative shall not relieve Contractor of its obligations to carry out and obey such orders and instructions.
6.2	Contractor Representative
Contractor shall, before commencement of the Work, designate one senior executive as its representative (the “Contractor Representative”), who shall be on call at all times and be made available to Company if, as and when required by Company. Contractor may change the Contractor Representative by notice to Company. Company shall have the right to approve the Contractor Representative and any replacement thereof, and any Contractor Representative not approved by Company shall not be recognized by Company for purposes of this Agreement.
6.3	Possession of Agreement
Both the Company Representatives and the Contractor Representative shall be in possession of an updated copy of this Agreement, including all Schedules and every CWO, at all times.
ARTICLE 7
WORKSITE
7.1	Lands Provided by Company
Company shall provide the lands upon which the Worksite is located.
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7.2	Private Land
It shall be Contractor’s responsibility to ascertain the boundaries within which the Work must be confined. Contractor shall not enter upon lands other than those provided by Company, for any purpose, without obtaining prior written permission of the landowners and occupiers. Contractor shall not enter upon lands owned by others on which Company has leases, easements, rights-of-entry or other surface rights without having received the written authorization of Company for such entry. It shall be Contractor’s responsibility to ascertain from Company the conditions on which leases, easements, rights-of-entry and other surface rights have been granted on private or public lands and to abide by these conditions throughout the performance of the Work.
7.3	Site and Conduct of Work Thereon
a)	Contractor shall exercise due care in performance of the Work and shall take such measures as necessary to safeguard persons and livestock from death, loss or injury.

b)	Any equipment shall not operate over or within 5 feet of any pipeline, telephone lines, poles or cables (whether the property of Company or others) without permission in writing from Company Representative.
7.4	Copy of Agreement
Contractor shall keep a copy of this Agreement, including all Schedules and every CWO, at the Worksite at all times.
ARTICLE 8
RESPONSIBILITIES OF CONTRACTOR
8.1	Contractor Personnel
a)	Contractor shall perform the Work in an efficient, workmanlike and careful manner by utilizing qualified, skilled, competent, careful and efficient workmen in strict conformity with this Agreement. Contractor Personnel shall always be available and ready, willing and able to perform the Work without interruption.

b)	If during the term of this Agreement, either Party discovers that any Contractor Personnel are not qualified, capable or suitable for the Work, Contractor shall immediately replace them with suitable, qualified, experienced personnel approved by Company.

c)	Company shall have the right to require the removal from the Work of any Contractor Personnel for any justified reason, and Contractor shall immediately remove such Contractor Personnel and provide a proper substitute, all at Contractor’s expense.

d)	Contractor shall, as far as is practical, employ labor from the area in which the Work is being performed. Contractor shall handle the employment of labor in such manner as to satisfy the reasonable requirements, with respect to such employment, of public authorities of the communities or political subdivisions in which the Work is being carried out; provided however, that the requirements of this paragraph shall not be construed to compel the payment of a higher scale of wages than is customary in the territory for the kind of Work contemplated under this Agreement.

e)	Contractor shall comply with all Regulations with respect to the employment and working of the Contractor Personnel engaged in the Work and with respect to the payment of wages and compensation thereto.

f)	Contractor shall ensure that all Contractor Personnel comply with all Regulations and Policies.
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g)	Contractor shall maintain strict discipline and good order among Contractor Personnel during the performance of the Work. In the event of default, misconduct, negligence, evident professional incompetence, or non-compliance with the terms of this Agreement or any of the Regulations or the Policies by Contractor Personnel which has or is reasonably likely to have a materially adverse effect on the conduct of the Work, Contractor shall promptly replace at its expense, whether or not requested by Company, any culpable Contractor Personnel with a competent substitute within 24 hours or such longer time as may be agreed by Company. Such culpable Contractor Personnel shall be immediately removed from the Worksite at the expense of Contractor. Anyone removed for any of these reasons shall not be engaged again in the Work or on other work of any member of the Company Group without the prior approval of Company.

h)	Company shall not be responsible for providing shelter, food, water, medical attention or transportation for any Contractor Personnel.
8.2	Contractor Equipment
a)	Contractor warrants that all Contractor Equipment shall be in good working order, shall meet the specifications contained in this Agreement, shall include operating manuals, supplies, and spare parts and shall meet the requirements of and be operated in accordance with the Regulations and all manufacturer’s codes.

b)	Contractor warrants that all Contractor Equipment shall be maintained in a manner consistent with the best accepted standards of the industry and that the Contractor Equipment will be in good condition, suitable for its intended purpose, repaired or replaced if required, and that such Contractor Equipment shall always be available for the Work.

c)	Contractor shall regularly inspect and maintain in good, safe operating condition all equipment, materials, and supplies for the performance of the Work. Company shall have the right, but not the duty, to inspect the Contractor Equipment at any time. If, in the opinion of a Company Representative, any of the Contractor Equipment is unsafe or not capable or suitable for the Work, Contractor shall repair such Contractor Equipment or replace it with safe, capable, suitable equipment at Contractor’s expense. Failure by the Company to inspect or to require the replacement of any Contractor Equipment shall not relieve Contractor of any of its obligations pursuant to this Article 8.2.

d)	Contractor shall maintain, at Contractor’s cost, sufficient inventory of replacement equipment, maintenance and repair parts, consumables and small tools to a level which is kept by a reasonable and prudent Contractor to ensure the safe, efficient and uninterrupted performance of the Work.

e)	Any equipment rental agreement whereby equipment is rented by Contractor or any Subcontractor for use on or with respect to any Work under this Agreement shall have a provision therein that such agreement may be freely assigned to Company.
8.3	Superintendence by Contractor
Contractor shall give adequate and competent supervision to the Work and shall keep a competent superintendent at the site of the Work. Contractor shall be responsible for security and safety measures during performance of the Work until acceptance of the Work by Company.
8.4	Permits and Licenses
(a)	Except as provided in this Agreement, Contractor shall procure at its own expense any and all permits and licenses (other than permits or licenses which can only be granted to Company) and fully comply with the Regulations of all jurisdictions in which the Work is located as may be necessary for the performance of the Work so the Work when completed can be used for the purpose or purposes for which it is intended. Without limiting the generality of the foregoing, Contractor shall procure any and all permits for its
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use of public highways, shall obtain all necessary corporate or other qualifications required in the applicable state and shall conform to all Regulations.
(b)	Contractor shall familiarize itself with all permits and licenses procured by Company and all Regulations relating thereto, and shall comply with all requirements thereof in any way relative to the conduct of the Work.
8.5	Safety
(a)	Contractor shall take all necessary precautions for the safety of all Contractor Personnel on the Work and shall comply with all applicable provisions of the Regulations to prevent accidents or injuries to persons or damage to property on or about or adjacent to Worksite.

(b)	Contractor shall comply with Company safety Policies applicable to the Worksite, copies of which shall be made available to Contractor and posted at the Worksite.

(c)	Contractor shall ensure that, in the performance of the Work, public travel shall not be needlessly inconvenienced, nor shall it be wholly obstructed at any point without the consent of authorities having jurisdiction. Contractor shall furnish and maintain, where necessary, lanterns, flares, barricades, flagmen and signs to fully protect the public, and shall take all reasonable steps to ensure that the public is fully protected in the performance of the Work.

(d)	Contractor shall continuously and adequately protect the Work from damage and shall protect the property of Company from injury, loss or damage arising in connection with the Work under this Agreement. Contractor shall make good any loss, damage or injury to the Work or to the property of Company caused directly or indirectly by the negligence of Contractor or any Contractor Personnel or any defective Work. Contractor shall adequately protect the property of others at the Worksite and adjacent to the Worksite as provided by the Regulations, the Policies and this Agreement.
8.6	Contractor’s Financial Responsibilities and Liens
(a)	Contractor shall promptly and satisfactorily pay all bills and settle all claims incurred by Contractor in connection with the performance of the Work under this Agreement. Additionally, Contractor shall promptly pay and discharge all damage claims of every kind which Contractor may be obligated to pay under the terms of this Agreement.

(b)	Contractor shall be responsible for and shall release, indemnify, defend and hold Company Group harmless from and against any and all Claims arising out of or alleged to have arisen out of any services, labor and materials furnished by or to Contractor or any of the Contractor Personnel in connection with the Work including all labor, material and builders’ liens:
(i)	upon the Work;

(ii)	upon the property which the Worksite is located; and

(iii)	arising from any labor and materials furnished by or to Contractor or any of the Contractor Personnel.
(c)	Contractor shall keep the Work and the property on which the Worksite is located free and clear of all liens, claims and encumbrances arising from the performance of the Work or from the default under or failure to comply with this Agreement.

(d)	If at any time and from time to time Contractor fails or refuses to promptly and satisfactorily pay all bills and settle all claims, Company shall have the right, but not the obligation, upon ten (10) days notice to Contractor, to pay any or all such unpaid bills and to settle any or all such unsatisfied claims for the account of Contractor, and to deduct
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the amount so paid from any amounts due to Contractor under this Agreement or any other agreement between Company and Contractor, provided that such action by Company shall not be deemed to be a waiver of any default by Contractor under this Agreement.
(e)	If required by Company, Contractor shall furnish a good and sufficient release and waiver of lien for itself and each of the Contractor Personnel regarding the furnishing of services, labor or material in connection with the Work. If required by Company, Contractor shall furnish additional evidence satisfactory to Company that all services, labor and materials furnished by or to Contractor or any Contractor Personnel, have been fully paid and satisfied. If required by Company, Contractor shall also furnish evidence satisfactory to Company that all monies payable under the Workers’ Compensation Act of the applicable state, in connection with the Work, have been paid.
8.7	Performance Bond
(a)	Company may require Contractor to furnish a performance bond prior to commencement of the Work or at any time the Work is in the process of being completed, in a form satisfactory to Company and with a surety or sureties provider satisfactory to Company, for an amount up to one hundred percent (100%) of the Contract Price or of the remaining part of the Work guaranteeing that Contractor will perform faithfully, promptly and with due diligence all of the terms and provisions of this Agreement including all of the undertakings, obligations and liabilities of Contractor or any subcontractor arising hereunder.
(b)	The cost of such bond shall be paid by Contractor and reimbursed by Company.
ARTICLE 9
MATERIALS
9.1	Materials Supplied by Contractor
(a)	Contractor shall supply all equipment and materials required to complete the Work in accordance with this Agreement other than Company Material and Equipment. All materials used in the Work shall be satisfactory to Company and shall conform to the specifications and drawings or, where not detailed in the specifications and drawings, shall require Company’s approval. Unless otherwise specified, all materials shall be new.

(b)	Contractor shall provide all utilities and boarding necessary for the completion of the Work in accordance with this Agreement.

(c)	American labor, parts, materials, equipment, supplies and services shall be used to the fullest practical extent.

(d)	Schedules of piping, fittings, reinforcing or other materials indicating quantity and/or dimension, which are shown on the drawings or in the applicable sections of the specifications, are intended only to assist Contractor in its quantity takeoff. Quantities and dimensions shown therein are not guaranteed to be accurate and shall be checked by Contractor prior to placing an order for such materials.
9.2	Materials Supplied by Company
(a)	Company will provide all material for the project such as pipe, valves, fittings, risers, supports, tape and wire.
(b)	Contractor is responsible for pick-up of material from the Corning Gas warehouse prior to start of construction. All Company Material and Equipment shall be checked for quantity and condition by Contractor upon pick-up and a written record thereof shall be prepared by the Contractor Representative and approved by a Company Representative. Such
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written record shall evidence the amount of Company Material and Equipment delivered to Contractor.
(c)	Contractor shall be responsible for all Company Material and Equipment. Any Company Material and Equipment lost, damaged or stolen after being received by Contractor and all Company Material and Equipment delivered for the account of Contractor, shall be replaced by Contractor with identical materials and equipment at no expense to Company.
9.3	Storage of Materials by Contractor
(a)	Contractor, at its own cost and risk, shall store all materials, including Company Material and Equipment, provided for the Work until they have been incorporated into the Work. Such materials and Company Material and Equipment shall be stored so as to ensure the preservation of their quality and fitness for the Work, and shall be protected against vandalism and theft.

(b)	All stored material and Company Material and Equipment shall be located as to facilitate prompt inspection. Faulty materials shall not be stored on the site, and any materials in storage found to be faulty shall be removed from the site by Contractor. For further clarity, all demurrage and storage charges will be for the account of Contractor.
9.4	Wastage
All losses incurred by abnormal wastage of any material whatsoever, whether furnished by Contractor or by Company shall be borne by Contractor.
ARTICLE 10
INSPECTION
10.1	Inspection
(a)	Company requires, and Contractor hereby agrees to allow a thorough inspection by Company’s inspectors of all the Work performed and materials furnished by Contractor or any member of the Contractor Group under this Agreement, as the Work progresses.

(b)	Company may appoint any person or persons to be Inspectors.

(c)	Contractor shall allow the Inspectors access at all times to the Work, wherever it is in progress. The Inspectors shall have the authority at any time and from time to time to reject any Work, including materials, procedures, or workmanship, not complying with the provisions of this Agreement, and to order Contractor to stop Work until such materials, procedures and workmanship comply with such provisions.

(d)	Contractor shall give Company reasonable advance notice of any tests or inspections of Work to be conducted by Contractor or any Contractor Personnel, and the Inspectors and Company Representatives shall be entitled to witness such inspection or test. If, due to the fault of Contractor or of a Subcontractor, any part of Work is concealed without approval or consent of Company, Contractor shall, if requested by Company, uncover such Work for inspection by Company and Contractor shall bear all additional costs of uncovering and recovering such Work.
10.2	No Deemed Acceptance
The inspection of any portion of the Work or materials during the progress of the construction shall not constitute acceptance by Company. Failure on the part of Company to inspect any Work or workmanship or to object to any defects therein after it has inspected the same shall not relieve Contractor, or any member of the Contractor Group, of their responsibilities and liabilities as provided for in this Agreement.
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ARTICLE 11
DEFICIENCIES
11.1	Rejected Work and Materials
(a)	All Work which does not conform to the requirements of this Agreement will be rejected. Any defective Work, whatever the cause thereof and without limiting the generality of the foregoing, whether the result of poor workmanship or use of defective materials, shall be removed immediately or at a time agreed upon by the Company and Contractor. The fact that Company may have previously overlooked such defective Work shall not constitute an acceptance. The removal of the defective Work and the re-execution thereof shall be at the expense of Contractor and it shall pay the cost of replacing the Work, which shall include, but not be limited to, the costs of materials of other contractors destroyed or damaged by the removal of the defective Work or materials and the subsequent replacement with acceptable Work.

(b)	Company shall have the option to decide whether defective Work will be re-executed by Contractor. If Company decides that Contractor shall not re-execute defective Work, Company may deduct from the Contract Price the difference in value between the Work as done and Work called for by this Agreement, the amount of which shall be determined by Company, acting reasonably.
11.2	Company’s Right to Correct Deficiencies
(a)	If Contractor has failed to proceed with diligence to correct any defective Work per 11.1 (a), Company may, without prejudice to any other remedy it may have pursuant to this Agreement, at equity or in law, correct such deficiencies.

(b)	If, in Company’s reasonable opinion, an emergency or other danger to the Work or the public exists, Company may without notice to Contractor immediately correct any deficiencies, without prejudice to any other remedy it may have pursuant to this Agreement, at equity or in law.

(c)	The expense of Work performed by Company in correcting deficiencies shall be borne by Contractor and may be deducted from amounts to be paid to Contractor.
11.3	Non-Waiver of Defaults
Failure by Company at any time, or from time to time, to require Contractor to correct any deficiencies shall not constitute a waiver of any of the terms or conditions of this Agreement and shall not affect or impair the right of Company at any time to avail itself of such remedies as it may have with respect to such deficiencies or for any other default of Contractor under this Agreement.
ARTICLE 12
OWNERSHIP OF WORK
12.1	Title to Materials
Title to materials provided by Contractor, whether or not delivered to the Worksite, shall vest in Company as soon as paid for by Company, but the ownership thereof by Company shall not absolve Contractor from liability for loss of or damage to same, nor from any other duty or responsibility for same as provided in this Agreement. Until the materials have been paid for by Company, Contractor shall retain title to all materials, whether or not delivered to the Worksite. Upon completion of the Work, Contractor shall have the right to remove from the Worksite all surplus Materials that have not been incorporated into the Work or paid for by Company.
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12.2	Title to Work
Subject to Article 12.1, title to all the Work completed and all the Work in the course of construction, irrespective of the location thereof, shall be with Company, but the ownership thereof by Company shall not absolve Contractor from liability for loss of or damage to same, nor from any other duty or responsibility for same as provided in this Agreement.
12.3	Use of Completed Portions
Company will have the right to take possession of and use any completed or partially completed portions of the Work, whether the time for completing the entire Work or such portions has or has not expired, but such taking possession and use will not be deemed an acceptance of any Work not completed in accordance with this Agreement. If such prior use otherwise increases the cost of, or delays the completion of uncompleted Work or causes refinishing of completed Work, Contractor shall be entitled to such extra compensation or extension of time, or both, as agreed upon by the Parties in writing.
12.4	Damage to Work
Contractor shall be responsible for all loss and damage whatsoever that may occur on or to the Work or any portion thereof, completed or otherwise, until such time as the entire Work has been completed and a notice of final acceptance has been issued by Company. In the event of any loss or damage occurring, Contractor shall at its own expense and on notice from Company, immediately put the Work into the condition it was immediately prior to such loss or damage, except where such loss or damage was caused solely by an act of Company. Notwithstanding the foregoing, Contractor shall not be responsible for any loss or damage to portions of the Work to which Company has taken possession pursuant to Article 12.3.
ARTICLE 13
RIGHTS OF COMPANY
13.1	Separate Contracts
(a)	Company reserves the right to enter into other contracts in connection with the Work. Contractor shall afford other contractors reasonable opportunity for the introduction and storage of their materials and the execution of their work and shall properly connect and coordinate its Work with theirs.

(b)	If any of the Work depends upon the work of any other contractor, Contractor shall inspect and measure the Work in place and determine whether anything in such work renders it unsuitable for proper execution of its Work. Contractor shall promptly report the results of such inspection and measurement to Company if anything in such Work renders it unsuitable for proper execution of the Work. Failure to inspect and report promptly shall constitute an acceptance of the other contractor’s work and Contractor shall have no claim against Company by reason of anything in such work rendering the same unsuitable for proper execution of the Work.
13.2	Review of Purchase Orders
If requested by Company, one (1) copy of all un-priced purchase orders and agreements applicable or related to the Work, including any and all Subcontracts are to be furnished to Company by Contractor prior to the commencement of the Work or prior to the commencement of that phase of the Work to which such agreement relates. If requested by Company, Contractor shall from time to time during the performance of the Work, deliver to Company, within five (5) days of the execution thereof, one copy of any further agreements which may be made by Contractor either in addition to, in renewal of, or substitution for any one or more of such agreements.
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ARTICLE 14
COMPLETION AND ACCEPTANCE
14.1	Completion of Work
On completion of construction, all portions of the Work shall be examined carefully by Contractor, which shall satisfy itself that every item has been completed and that the whole Work is in a clean and tidy condition and ready in all respects for acceptance by Company. Contractor shall then, by writing to Company, request that a final inspection of the Work be carried out by Company.
14.2	Final Inspection by Company
Upon receipt of a request for final inspection from Contractor, Company shall promptly conduct a final inspection of the Work. If, and only if:
(a)	the Work has been properly completed in accordance with the terms and conditions of this Agreement and to the satisfaction of Company;

(b)	any and all deficiencies have been rectified to the satisfaction of Company;

(c)	Contractor has provided to Company a certificate of an officer of Contractor certifying that all claims and demands of Contractor under this Agreement, including all demands for Changes or Extra Work, have been presented in writing to Company; and

(d)	Contractor has complied with all the provisions of this Agreement (other than those that cannot be performed until after notice of acceptance has been issued by the Company);
Company shall issue notice of acceptance to Contractor. The issuance of a notice of acceptance shall not relieve Contractor from any liability arising out of failure to comply fully with the terms of this Agreement.
14.3	Partial Acceptance of Work
(a)	If Contractor considers that for reasons beyond its control all job deficiencies cannot be rectified promptly, it may in writing request a partial acceptance of the Work and a partial release of the holdback monies. Such written request must be submitted to Company, but shall not be submitted to or considered by Company until the officer’s certificate referred to in Article 14.2(c) above has been provided to Company.

(b)	Company shall have the right, exercisable in its sole discretion, to issue or to decline to issue a notice of partial acceptance. Company shall further have the right, exercisable in its sole discretion, to determine on what terms it is willing to issue a notice of partial acceptance. Without limiting the generality of the foregoing, no such partial acceptance shall prejudice the rights of the Company under any Regulations or any performance or other bonds. Further, Company shall have the right to retain a sum equal to not less than twice the estimated cost of correcting any outstanding deficiencies.
ARTICLE 15
GUARANTEE OF WORK
15.1	Guarantee Period
Receipt of a Notice of Final Acceptance from Company shall not relieve Contractor of responsibility for faulty design, faulty material, defective workmanship or any other defects in the Work. Contractor guarantees the Work against any defects that may appear within three (3) years from the date of acceptance as set out in the Notice of Final Acceptance (the “Guarantee Period”). Faulty materials shall be replaced and any and all defects and failures that occur or are discovered during the Guarantee Period shall be promptly rectified to the satisfaction of Company
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and in accordance with this Agreement, including, if deemed necessary by Company, replacement of all or a portion of the Work.
15.2	Correction of Deficiencies Pursuant to Guarantee
If Company observes through use of the Work, or if it is discovered by tests or inspection of the Work prior to the end of the Guarantee Period, that a deficiency or defect exists in the materials or workmanship in respect to the specified Work, Company shall immediately notify Contractor of the defect or deficiency and instruct it to rectify the fault. Such notification shall be confirmed by Company in writing to Contractor. In the event that the Work to correct the deficiency, in the opinion of Company, must be done immediately to prevent serious damage, injury or loss of life, Company may perform or cause to be performed the necessary Work and shall notify Contractor accordingly.
15.3	Failure to Correct
(a)	Work required during the Guarantee Period shall be completed by Contractor within ten (10) days of Company’s written instruction to Contractor to perform such Work. In the event that such Work is not completed by Contractor within the ten (10) day period, or such other period as may be approved in writing by Company, Company may take whatever action is necessary to have the Work done.

(b)	All costs relating to Work performed during the Guarantee Period, whether done by Contractor, Company or a third party, shall be borne by Contractor. Contractor shall, in addition, be liable to Company for all expenses, losses or damages that may be incurred by Company as a result of such defect in the Work and any failure by Contractor to remedy such defect within the time specified in this Article, including all costs of engineering, inspection and testing of such Work.
ARTICLE 16
FINANCIAL MATTERS
16.1	Compensation
(a)	Company shall pay and Contractor shall receive as full and complete compensation for the Work herein described the Contract Price as detailed in Schedule “B” hereto. The Contract Price covers and includes Contractor’s entire consideration from Company for the satisfactory completion of the Work, including the installation of all appurtenances and facilities whether or not specifically enumerated, all supervision, labor, material, equipment, taxes, fee, charges, profit, and all other costs and expenses incurred by Contractor, whether of the same or of a different nature from those enumerated, in the performance of the Work.

(b)	Company shall not be obliged to make any extra payments to Contractor in connection with the Work unless Company has approved a CWO setting out such additional payments.
16.2	Invoices
Contractor shall prepare and submit all invoices and supporting documents in accordance with Schedule “B”.
16.3	Withholdings
(a)	Company shall withhold amounts required to be withheld pursuant to the Builders’ Lien Act and all other Regulations. Such amounts shall be held back by Company from each Progress Payment and all other payments made pursuant to this Agreement as required pursuant to the Regulations.
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(b)	Payment otherwise due by Company to Contractor may also be withheld by Company without payment of interest, on account of:
(i)	failure of Contractor to make satisfactory progress in completion of the Work or any portion thereof in accordance with the Construction Schedule;

(ii)	defective Work done and not remedied by Contractor;

(iii)	one or more affidavits of claim of liens having been filed against the lands and premises on which the Work is being done, or the existence of reasonable evidence of the probable filing of such affidavits of claim of liens or of filing or registration of liens;

(iv)	failure by Contractor to make prompt payments as they become due to Subcontractors or otherwise with respect to the Work, including payments for Contractor Equipment, materials or Contractor Personnel;

(v)	the filing of claims or evidence indicating the probable filing of claims against Company and the Work; or

(v)	any other circumstances in Company’s sole discretion, acting reasonably, where Company may feel it necessary to withhold payments.
If and when the cause or causes for withholding any such payment are remedied or removed and satisfactory evidence of such remedy or removal has been presented to Company, the payments withheld shall be promptly made to Contractor. If Contractor fails or refuses to remedy or remove any cause for withholding such payments within thirty (30) days after delivery of written notice to Contractor by Company, Company may remedy or remove the same or cause the same to be remedied or removed and may deduct the cost thereof from the compensation due and Contractor and its sureties, if any, shall be liable for and shall pay the difference to Company.
16.4	Release of Amounts Withheld
Company will pay amounts withheld pursuant to the Builders’ Lien Act to Contractor within fourteen (14) days of the expiry of the statutory time limit for filing liens under the Builders’ Liens Act and any other applicable Regulations provided that:
(a)	Contractor has provided to Company a certificate from the appropriate Regulatory authorities evidencing that, as of the date two (2) days after the expiry of such statutory period, no notices or affidavits of lien have been filed or other matters recorded to make effective any lien;

(b)	Contractor has provided to Company a statutory declaration, dated not earlier than seven (7) days after the expiry of such statutory period, stating that all materials, labor, work and services incurred directly or indirectly on account of the Work have been paid for by Contractor; and

(c)	the Workers’ Compensation Board with authority over the Worksite has, at the request of Contractor, provided to Company a certificate, dated not earlier than the expiry date of such statutory period, that all assessments due to the Workers’ Compensation Board by Contractor have been paid.
16.5	Partial Release of Amounts Withheld
(a)	If Contractor has requested and has been granted partial acceptance of the Work and partial holdback in accordance with the provisions of Article 14.3, Company will release the funds withheld pursuant to the Builders’ Lien Act, less any amounts required to be withheld pursuant to the Regulations, and the amounts to be retained in respect of any outstanding deficiencies.
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(b)	When Contractor has remedied all outstanding deficiencies and has completed all the Work previously uncompleted, in each case in accordance with this Agreement and to the satisfaction of Company, it shall request the notice of final acceptance in accordance with Article 14.1 and final Progress payment in accordance with Article 16.5. Without limiting the generality of the foregoing, an inspection by Company and evidence of freedom from claims for payment, for liens and for assessments will be required before the final payment is made.

(c)	A single payment of any amount remaining due to Contractor shall be made within fifty (50) days after the issuance by Company of the notice of final acceptance.
16.6	Removal of Liens
(a)	Contractor shall forthwith remove at its own expense any and all affidavits of claim and liens filed or registered against the Worksite or the property on which the Worksite is located, and Contractor shall indemnify and save harmless Company from any liability arising out of such affidavits of claim and liens.

(b)	If the Regulations permit Company to make a partial release of the holdback required pursuant to the Builders’ Lien Act in respect of completed subcontracts, Company will not make any payment to Contractor in respect of such holdback until Contractor has secured the removal of all liens filed for work or services performed or materials supplied under such subcontract.
16.7	Set-Off
Company shall be entitled to set off any amount that it believes in good faith is owed by Contractor to Company or an Affiliate of Company, pursuant to this Agreement or otherwise, against any amount due to Contractor hereunder.
16.8	Taxes
(a)	Except for State Tax and any other sales taxes levied on material furnished by Company under this Agreement, prices stated herein are inclusive of all taxes, fees, duties or charges imposed by any governmental authority upon the Work or as an incident to the purchase, sale, ownership, storage, delivery, transport, export or import of the Work. Except as otherwise specifically provided herein, any existing or increase or new tax, fee, duty or charge levied on the Work or the wages, salaries or other remuneration paid to the Contractor Personnel in connection with the performance of the Work provided for herein by any governmental authority shall be for the account of Contractor. Contractor shall indemnify and hold Company harmless from any liability, cost and expense arising directly or indirectly from the imposition of same. If by reason of Contractor’s failure to pay such taxes and if by virtue of legislation such tax, fee, duty or charge is payable by Company, Contractor shall reimburse Company for such tax, fee, duty or charge.

(b)	State and any other similar tax, if applicable, must each be shown as separate items on any invoice or credit note related to this Agreement. Any Work or materials that are either zero-rated or exempt, as defined by New York state Tax rules, must be separately identified as such on all invoices and credit notes related to this Agreement.
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ARTICLE 17
AUDIT
17.1	Audit Right
Company reserves the right to inspect, examine and copy the books, account and records of Contractor to verify (i) amounts payable to Contractor under this Agreement, (ii) compliance by Contractor with the Regulations, the Policies and its obligations pursuant to this Agreement, and (iii) adherence by Contractor to Company’s business ethics Policy whether or not payments made in violation of such Policy have been charged by Contractor to Company.
17.2	Maintenance of Records
Contractor shall maintain, and shall ensure that its Affiliates and Subcontractors maintain, full and complete records of all costs of the Work in accordance with generally accepted accounting practices in the United States for a period of not less than two (2) years after completion of the Work or earlier termination of this Agreement. Such records shall include accounting records, written policies and procedures, subcontract files (including documentation covering negotiated settlements), and any other supporting evidence necessary to substantiate charges related to this Agreement.
17.3	Audit
During the term of this Agreement and for two (2) years after the date of final payment by Company to Contractor pursuant to this Agreement, any person authorized by Company in writing shall have the right to inspect, copy and review any such books, records and accounts of Contractor and its Affiliates and Subcontractors during normal business hours to the extent necessary to adequately permit evaluation and verification invoices, payments and claims submitted by Contractor or any of its payees pursuant to this Agreement. Such records subject to examination shall also include, but not be limited to, those records necessary to evaluate and verify direct and indirect costs (including overhead allocations) as they may apply to costs associated with this Agreement.
17.4	Access to Facilities and Records
Contractor shall provide reasonable assistance to Company for such audits. Company or its authorized representative shall have access to Contractor’s facilities, shall have access to all necessary records, and shall be provided adequate and appropriate workspace, in order to conduct audits in compliance with this Article. Company’s agent or its authorized representative shall give Contractor reasonable advance notice of intended audits.
17.5	Audit Adjustments
If an audit reveals any discrepancy or error, such discrepancy or error shall be promptly corrected and the corresponding reimbursement to or payment by Company (as the case may be) shall be made, if appropriate within 30 days of the notification of the amount of such discrepancy or error.
17.6	Cost of Audit
If an audit discloses overcharges of any nature by Contractor to Company in excess of one (1) percent of the total contract billings, or any material violation of the terms of this Agreement, the actual cost of such audit shall be paid by Contractor.
17.7	Subcontractors
Contractor shall ensure that the provisions of this Article 17 are included in all subcontracts it may enter into with its Affiliates and Subcontractors and any other person who will supply any of the Contractor Personnel, materials or Contractor Equipment or carry out any of the Work or perform any obligation of Contractor under this Agreement. Failure to include such provisions in written
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contracts shall be reason to exclude some or all of the related payee’s costs from amounts payable to Contractor pursuant to this Agreement.
ARTICLE 18
ASSIGNMENT AND SUBCONTRACTING
18.1	Assignment by Company
Company shall have the right to assign this Agreement in whole or in part. This Agreement shall be binding upon and ensure to the Company’s successors and assigns.
18.2	Assignment by Contractor
Except as provided in Schedule “F” of this Agreement, Contractor shall not assign this Agreement, the Work or any part hereof or thereof, or any monies due or to become due under this Agreement without the prior written consent of Company, which may be granted or withheld in Company’s sole discretion. No assignment of this Agreement or any Work shall relieve Contractor of its obligations hereunder. All covenants and agreements contained in this Agreement shall extend to and be binding upon the successors and assigns of Contractor and Company, except that Contractor shall not assign this Agreement nor any monies to become due under this Agreement without the prior written consent of Company, and any such assignment without such consent shall be null and void.
18.3	Subcontractors
(a)	Contractor shall obtain Company’s written approval before entering into any Subcontract. Company shall have the right to withhold its consent to the making of any Subcontract, which consent will not be unreasonably withheld.

(b)	Contractor shall obtain Company’s prior written approval of all Subcontractors intended to be used in the performance of such Work. Consent by Company is deemed to have been given in respect of Subcontractors named in Schedule “F” hereof.

(c)	Contractor shall be liable for the acts, defaults and omissions of all Subcontractors as if they were the acts, faults or omissions of Contractor, whether or not such acts, faults or omissions were known to or authorized by Contractor.

(d)	Company shall have the right to require the removal from the Work of any Subcontractor for any justifiable reason.

(e)	No Subcontract shall bind or purport to bind Company; however, every Subcontract shall expressly reserve Contractor’s right to freely assign such Subcontract to Company.

(f)	Contractor shall check all Work done by Subcontractors in full detail and keep such records and furnish such reports and information relative to Subcontractor and Subcontractor’s Work as Company may request. The Work of any Subcontractor, and any materials furnished by a Subcontractor, shall be subject to inspection in the same manner as the Work, material and Contractor Equipment, and all Subcontracts shall so provide.
ARTICLE 19
LIABILITIES AND INDEMNITIES
19.1	Acts of Contractor and Contractor Personnel
Contractor shall be responsible for and shall release, indemnify, defend and hold Company Group harmless from and against any and all Claims arising out of or alleged to have arisen out of the act, omission, negligence, breach of contract or other legal fault of any member of
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Contractor Group, as well as any and all Claims made, sustained or incurred by Company Group in connection with or arising out of this Agreement or the performance of the Work by any member of the Contractor Group.

19.2	Specific Claims
(a)	Contractor shall be responsible for and shall release, indemnify, defend and hold Company Group harmless from and against any and all Claims made, sustained or incurred by Company in connection with or arising from damage to roads, bridges or highways caused by Contractor, and agrees to pay for all such damage to roads, bridges or highways.

(b)	Contractor shall be responsible for and shall release, indemnify, defend and hold Company Group harmless from and against any and all Claims made, sustained, incurred or alleged to have been sustained in connection with or arising from blasting or the use of explosives by Contractor or any of the Contractor Personnel.

(c)	Contractor shall be responsible for and shall release, indemnify, defend and hold Company Group harmless from and against all Claims for surface pollution arising from trash or debris and all subsurface pollution, including pollution of subsurface aquifers generated by any member of Contractor Group or arising from fuel, oil and other debris spilled from any equipment or for any disposal, dumping, soil erosion, spillage, environmental liability or pollution or contaminant of any kind from or associated with the Contractor Personnel, the equipment or the Work, regardless of cause, including the sole or concurrent negligence of any member of Company Group.
19.3	Compliance with Regulations

Contractor shall further release, indemnify, defend and hold Company Group harmless from and against any and all Claims arising out of or alleged to have arisen out of any failure or neglect of Contractor and any Contractor Personnel to observe and comply with any Regulation.

19.4	Patents and Intellectual Property Indemnity

Contractor shall be responsible for and shall release, indemnify, defend and hold Company Group harmless from and against any and all Claims made, sustained or incurred by Company in connection with or arising from any use or infringement, real or claimed, of any patented or unpatented invention, article, machine, appliance, manufacture, structure, composition, arrangement, improvement, design, device and/or method or process embodied or used in the performance of this Agreement, including its use by Company.

19.5	Company Right to Defend

Company shall have the right, if it so elects, to take an active part in the defense of any Claim, and to file intervention or other similar proceedings therein if it deems such action desirable. Contractor shall have the right to make settlement of any Claim as it may be deemed expedient by Contractor, provided that if Contractor fails to make settlement of any Claim within a period of thirty (30) days after notice of such Claim has been given to Contractor by Company and if Company believes in good faith that the failure to make a satisfactory settlement of such Claim might harm Company in its relations with the claimant or others and so notifies Contractor, and if within ten (10) days after such notice Contractor fails to make settlement with such claimant, Company in its discretion may make such settlement as Company believes reasonable, and Contractor agrees immediately to reimburse Company for all or such portion of the amount so paid in settlement as Company in its sole discretion designates if Contractor fails to reimburse Company, Company may at its option deduct such amount from the amounts payable to Contractor; provided that such action by Company shall not be deemed to be a waiver of any default by Contractor under this Agreement.

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ARTICLE 20
INSURANCE
20.1	Insurance Required of Contractor

From and after the date of this Agreement, Contractor shall carry insurance as set forth in this Article 20 at Contractor’s sole expense. Failure to procure and maintain said insurance shall constitute sufficient grounds for immediate termination or suspension of this Agreement by Company.
(a)	During the Term of this Agreement, Contractor shall fully comply with all applicable requirements of all employment insurance, workers’ compensation and occupational health and safety Regulations for the state where the work occurs and in any jurisdiction in which the Services shall be performed.

(b)	Contractor shall provide its employees, contractors and agents with appropriate workers’ compensation coverage and shall require that each of its subcontractors also provide such appropriate workers’ compensation coverage.

(c)	Contractor shall, if required by the Company, provide evidence of the workers’ compensation coverage.

(d)	Contractor shall obtain and continuously carry during the term of this Agreement including any guarantee period, at its own expense and cost, the following insurance with insurers and in a form acceptable to Company, and with limits not less than those shown in the respective terms:
(i)	Contractor shall comply with all requirements of applicable unemployment insurance legislation during the term of this Agreement;

(ii)	Automobile Liability Insurance covering all motor vehicles owned, leased, operated and/or licensed by Contractor with a minimum bodily injury and property damage limit of Two Million $ 2,000,000.00;

(iii)	Comprehensive General Liability Insurance (on a worldwide basis) with a bodily injury, death and property damage limit of Five Million $5,000,000.00; and without restricting the generality of the foregoing provisions of this sub-clause, such coverage shall include the following extensions commonly known as: Products and Completed Operations Liability; Blanket Contractual Liability: Personal Injury; Occurrence Property Damage coverage; Broad Form Property Damage coverage; Non Owned Automobile Liability; Contingent Employers’ Liability; and Cross Liability clause;
(f)	Contractor shall provide evidence of the insurance in the form of Certificates of Insurance, or as otherwise requested by CNG, within five (5) days from the execution of this Agreement.
20.2	No Limit of Liability

The amount of Contractor’s insurance shall not be construed as a limit of Contractor’s liability hereunder and Company in no way warrants the adequacy or suitability of Contractor’s insurance as stipulated in this Agreement.

20.3	Notice to Company

The insurance provided by Contractor pursuant to this Article shall provide that thirty (30) days written notice shall be given to Company prior to any material change to or cancellation of any policy.

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20.4	Company Group as Additional Insureds

All policies of insurance required pursuant to this Article shall name as additional insureds, and provide by endorsement or otherwise that insurer waives its right to subrogation as against, Company Group and all persons with whom Company may be participating.

20.5	Subcontractors’ Insurance

Contractor shall cause every Subcontractor and agent retained by Contractor to carry insurance of the types and amounts necessary to cover risks inherent in the work of the particular Subcontractors or agents. Any such insurance shall:
(a)	name as additional insureds the Company Group and any other interested parties nominated by Company; and

(b)	be endorsed to provide that the insurers waive all rights of recovery by subrogation or otherwise as against Company Group.
Any deficiency in or lack of insurance on the part of a Subcontractor or agent shall be the sole responsibility of Contractor.

20.6	Deductibles

All policy deductibles contained in Contractor’s or Subcontractors’ policies of insurance shall be for the sole account of Contractor.

20.7	Certificates of Insurance

Certified copies of the certificates of insurance policies obtained by Contractor and each Subcontractor and the receipts for the payment of the premiums shall be submitted to Company immediately upon execution of this Agreement or a Subcontract, as the case may be.

20.8	Right of Company to Insure

If Contractor or any Subcontractor fails to furnish to Company a certified copy of each policy certificate required to be obtained hereunder or proof of payment of premium for such policy, or provides a certificate indicating that an insurance policy differs materially from the requirements pursuant hereto, then in every such case Company may obtain and maintain such insurance in the name of such Contractor or Subcontractor. The cost thereof shall be payable by Contractor to Company on demand, and Company may at its election deduct the cost thereof from any monies which are due or may become due to Contractor.
ARTICLE 21
FORCE MAJEURE
21.1	Definition

“Force Majeure” any event or circumstance beyond the reasonable control of a Party which prevents or impedes the due performance of this Agreement, and which by the exercise of reasonable diligence, such Party is unable to prevent, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemies, wars, blockades, insurrections, riots, civil disturbances, explosions, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, nuclear and radiation activity and Regulatory orders, restraints or prohibitions preventing the supply of labor, material or any item or items necessary or desirable to the performance of the Work. Notwithstanding the foregoing, and for further certainty, rain, wind, flood or other natural phenomena of normal intensity for the area shall not be considered an occurrence of Force Majeure. The mere shortage of personnel or equipment, accidents and mechanical breakdowns shall not constitute Force Majeure unless caused by events or circumstances that are themselves Force Majeure. Lack of finances is not Force Majeure.

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21.2	No Liability

Except as may be specifically otherwise provided in this Agreement, neither Party shall be liable for any delay in or failure of performance of the terms of this Agreement (other than to make payments of money and to perform indemnification obligations) if and to the extent such delay or failure is attributable to Force Majeure.

21.3	Notice

If either Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, then upon such Party’s giving notice and full particulars of such Force Majeure in writing to the other Party as soon as reasonably possible after the occurrence of the Force Majeure, then the obligations under this Agreement of the Party giving such notice, so far as it is affected by such Force Majeure, shall be suspended for so long as the circumstances of Force Majeure continue. A Party so affected by Force Majeure shall use every reasonable effort to minimize the effect of Force Majeure upon the performance of this Agreement and shall promptly resume performance as soon as reasonably possible after removal of the circumstances of Force Majeure. Such Party shall keep the other Party regularly informed as to the progress of such event of Force Majeure and shall provide the other Party with such written reports as the other Party may reasonably require.
ARTICLE 22
GENERAL
22.1	Entire Agreement

The terms, obligations, conditions, provisions and covenants found within this Agreement shall set forth the complete understanding of the Parties hereto and shall supersede all proposals, negotiations and representations made prior to the execution hereof. No oral instruction, objection, claim or notice by any Party to the other shall affect or modify any of the terms or obligations contained in any of this Agreement, and none of the provisions of this Agreement shall be held to be waived or modified by reason of any act whatsoever, other than by an agreed waiver or modification thereof in writing.

22.2	No Waiver
(a)	Neither an extension of time for any reason beyond the date fixed herein for the completion of the Work, or any part thereof, beyond the date or dates specified on this Agreement, nor the performance of or payment for any portion of the Work, shall be deemed to be a waiver of the rights of Company set forth in this Agreement.

(b)	The failure of Company to pursue any remedy afforded it in this Agreement shall not constitute a waiver of its right at any subsequent time to pursue such remedy, nor shall it constitute a waiver of its right at any subsequent time to pursue any other remedy afforded it under this Agreement, at law or in equity. No waiver by Company of its right to pursue any or all such remedies on account of the happening of any event or events of default shall be, or be deemed to be, a waiver of such rights of Company with respect to any subsequent events of default.
22.3	Notices

All notices and communications hereunder shall be in writing and shall be deemed to have been properly received when delivered personally and in lieu of personal service may be given or made by prepaid telegram or fax or by mailing the notice to the Party at the following address by prepaid registered mail to:

Section I - Page 32

Corning Natural Gas Corporation

Company:	CORNING NATURAL GAS CORPORATION PO Box 58 Corning, NY 14830-2152 Attention: Ray Spear, System Planning Supervisor

Contractor:	CONTRACTOR’S NAME CONTRACTOR’S ADDRESS CITY, STATE, ZIP CODE Attention: CONTACT NAME
Notices and communications shall be deemed to have been received one (1) day after the date of sending in the case of a telegram or fax, and five (5) days after the date of mailing in the case of mailing excluding in either case Saturdays, Sundays and statutory holidays. Either Party may change its address by notice to the other Party of that change.

22.4	Confidential Information
(a)	All information that Company may furnish to Contractor or which Contractor may obtain, create or have access to by reason of this Agreement or any Work there under, including all extractions thereof, and any notes, memoranda, analysis, completions, interpretation, data, studies, reports, logs, records, cores and samples (collectively the “Confidential Information”) shall be the property of Company and shall be for its exclusive use and benefit.

(b)	Confidential Information shall (i) be held in strict confidence by Contractor and Contractor Personnel, (ii) not be divulged or released in any manner to any person without Company’s prior, written consent, and (iii) be used only as required for Work and not for any other purpose.

(c)	Immediately upon expiration or termination of this Agreement, Contractor shall deliver to Company all Confidential Information, together with all material containing Confidential Information (other than Contractor copies of expense records and daily reports that Contractor is required by the Regulations to retain). Any Confidential Information required to be maintained by Contractor or Contractor Personnel pursuant to the Regulations shall be released only as and to the extent required pursuant to the Regulations.
22.5	Public Announcements
(a)	Contractor Group shall not announce or publicly disclose any information concerning this Agreement, the Work or transactions contemplated by this Agreement without Company’s prior written approval. Contractor shall submit for Company’s review and approval drafts of any press releases and other releases of information for dissemination to the public pertaining hereto.

(b)	However, nothing in this Article 22.5 shall prevent a member of Contractor Group from furnishing any information to any Governmental agency or regulatory authority or to the public, but only insofar as is required by this Agreement, law of the Survey Area, law of such member’s country of incorporation, or the rules of any stock exchanges on which such member’s or an affiliates’ shares are listed; provided that a member of Contractor Group that proposes to make such a public disclosure shall, to the extent reasonably possible, provide Company with a draft of such statement in sufficient time prior to its release to enable Company to review such draft and advise such member of Contractor Group of any comments it may have respecting same.
22.6	Anti-Corruption
(a)	No Contractor Personnel shall:

Section I - Page 33

Corning Natural Gas Corporation
(i)	give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with any Work; or

(ii)	enter into any business arrangement with any Company Personnel without prior written notification thereof to Company.
(b)	Contractor shall promptly notify Company of any violation of this Article 22.6. Any consideration received as a result of such violation shall be paid over or credited to Company. If any violation of this Article has occurred prior to the date of this Agreement and has resulted, directly or indirectly, in Company entering into this Agreement with Contractor, Company may, in its sole discretion, terminate this Agreement effective immediately upon notice to Contractor. Company shall not be obliged to pay any compensation or reimbursement to Contractor for any Work performed following the date of termination. Company may audit any and all records of Contractor and Contractor Personnel for the purpose of determining whether there has been compliance with this Article.

(c)	Contractor represents and warrants that it is aware of Company’s Policy on Business Conduct. In accordance therewith, Contractor shall not give, nor promise to give, any loan, reward, advantage, benefit or anything of value, directly or indirectly, to any government official, political party, party official, candidate for political office or official of any government company for the purposes of influencing any official act or decision, inducing such official to do or omit to do any action in violation of his or her lawful duty, or securing any improper advantage in order to assist Company or its Affiliates in obtaining or retaining business. Contractor shall further not receive or possess any property knowing that it was obtained in violation of the foregoing provisions and shall not transfer or deal with any such property with the intent to conceal or convert such property. Contractor agrees to provide certifications of its conduct as requested from time to time by Company. Any breach of the provisions of this Article by Contractor shall entitle Company to terminate this Agreement immediately without payment of any compensation or fee whatsoever.
22.7	Severability of Provisions

Each provision of this Agreement shall be considered severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

22.8	Drafting

No consideration shall be given to the fact or presumption that one Party has a greater or lesser hand in drafting this Agreement.

22.9	Time of Essence

Time shall be of the essence of this Agreement.

22.10	Governing Law

This Agreement and each CVRO, and all matters and disputes hereunder and thereunder, shall be governed by and construed in accordance with the laws in force in the State of New York. All disputes, claims or proceedings between the Parties relating to the validity, construction or performance of this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York. The Parties hereby irrevocably waive any objection to the laying of venue in the above courts, and further irrevocably waive any objection based on the doctrine of forum non conveniens or similar grounds that the above courts are inconvenient for determination of the above matters.

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Corning Natural Gas Corporation
22.11	Survival

The following provisions of this Agreement shall survive its expiry or termination for the maximum period permitted under applicable law: Articles 1, 3, 5, 12, 15, 16, 17, 19, 20 and 22. Further, all other provisions of this Agreement respecting rights and obligations upon termination, liability and indemnification, payment obligations, audit rights and settlement of accounts shall survive the expiration or earlier termination of this Agreement, for those relevant time periods specified herein.

22.12	Counterpart and Facsimile Execution

This Agreement may be executed in separate counterparts, each of which shall be deemed an original of this Agreement and the executed counterparts shall together constitute one instrument and have the same force and effect as if both of the Parties had executed the same instrument; provided that neither Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. A signature page signed by a Party and sent by facsimile machine to the other Party shall be deemed to be valid as an original and shall be binding as between the Parties.
IN WITNESS WHEREOF, the parties have executed this Contract Agreement as of the day and year first above written.

CORNING NATURAL GAS CORPORATION	CONTRACTOR’S NAME

(Signature)	(Signature)

Matt Cook, Vice President of Operations	(Print Name and Title)

(Signature)	(Signature)

(Print Name and Title)	(Print Name and Title)

Section I - Page 35

Corning Natural Gas Corporation
SECTION II
Schedules and Appendices

Corning Natural Gas Corporation
Schedule “A”
SCOPE OF WORK,
SPECIFICATIONS AND DRAWINGS
Scope of Work, Specifications and Drawings

Schedule “A” Page 1

Corning Natural Gas Corporation
SCHEDULE “A”
1.0	SCOPE
This is the Engineering Specification for the Company’s 2008 Bare Steel replacement program:

Section 1	SCOPE defined what Work is to be done.
Section 2	DEFINITIONS AND ABBREVIATIONS.
Section 3	PROJECT DESCRIPTION.
Section 4	WORK TO BE PERFORMED.
Section 5	DOCUMENTATION DELIVERABLES defines minimum documents expected with the bids, and Contractor prepared documentation during construction.
Section 6	DESIGN defines the Contractor’s design responsibility.
Section 7	MATERIALS specifies the permanent materials to be used in this Work.
Section 8	CONSTRUCTION specifies the methods used to do the Work.
Section 9	REGULATIONS AND CODES defines the regulations and codes applicable to the Work.
Section 10	COMPANY ENGINEERING DRAWINGS lists the engineering drawings applicable to this Work.
This specification covers the installation of the pipelines and facilities associated with the tie-in of gas wells from existing and newly drilled sites at various locations in the Corning, New York area.
2.0	DEFINITIONS AND ABBREVIATIONS
The following abbreviations are used throughout this document:

A / G	Above Ground
c/w	Complete With
l ft	Lineal foot
in.	1 Inch
MAOP	Maximum Allowable Operating Pressure
NPS	Nominal Pipe Size
OD	Outside Diameter
P/L	Pipeline
ROW	Right Of Way
U / G	Under Ground
WT	Wall Thickness
dwgs	drawings
BOM	bill of material

Corning Natural Gas Corporation
SCHEDULE “A”
3.0	PROJECT DESCRIPTION
The intent of these projects is to replace existing outdated main and services in the Corning Natural Gas System per the attached drawings.
4.0	Work to Be Performed
The pipeline work described in these Contract Documents consists of:
–	taking delivery of pipe and other materials furnished by the Company at the consignment point

–	unloading such pipe and materials where necessary and transporting them to the work site

–	clearing ROWs as required

–	installing and maintaining environmental protection systems

–	performing special clearing and restoration activities in active agricultural areas

–	stringing pipe and other materials along the ROWs

–	bending

–	ditching

–	welding and / or fusion

–	installing shrink sleeves or taping welded joints

–	lowering-in

–	tie-in in at each end of pipeline segment

–	supply and install pipe supports for riser piping and other above ground appurtenances

–	backfilling

–	pressure testing pipeline to minimum of 90 psig

–	pigging as deemed necessary by the Company

–	clean-up and restoration of pipeline ROWs

–	repairing fences

–	installing pipeline warning signs

–	installing cathodic protection systems as needed

–	prime and paint above ground piping

–	seeding & fertilizing the ROWs

–	and doing all other work necessary to ready the pipeline for operation
The depth of cover throughout the length of the pipeline shall be a minimum of 30 in.
All work will be completed in strict accordance with the job description, price schedule, drawings, and specifications herein.
Contractor shall be responsible for the complete installation of road and pipeline crossings. All roads to be crossed will have a minimum 5.0 ft. depth of cover unless a different depth is required by permit.

Corning Natural Gas Corporation
SCHEDULE “A”
5.0	DOCUMENTATION DELIVERABLES
The following documentation must be delivered to the Company rep within 24 hr of the completion of the relevant activity:
–	Checked and signed pipe tally sheets

–	Checked and signed packing slips (required 24 hr prior to the final test pressure testing)

–	All calibration affidavits for pressure test chart recorders (required 24 hr prior to the final test pressure testing)

–	All test charts

–	Updated weekly progress report, complete with cost control data (delivered each Tuesday 08:00 to Company rep)

–	All accident reports

–	Copies of all daily safety meeting minute’s.
6.0	DESIGN
Pipeline design is by the Company and is NOT part of the Contract Work, but should a suspected design error be noted, it shall be brought to the attention of the Company’s Representative for resolution.
The design of temporary construction facilities is the Contractor’s responsibility.
7.0	MATERIALS
All permanent materials shall comply with the requirements of those documents identified in Section 11. The following section defines Company supplied materials and Contractor supplied materials.
7.1	Company Supplied Materials
The Contractor shall pick-up all project related materials supplied by the Company at the Company designated location. Any and all materials picked up by Contractor shall be checked out by Warehouseman before being removed from Company building.
7.2	Contractor Supplied Materials
Contractor shall supply all permanent and consumable supplies and materials that are not specified to be supplied by Company under Section 7.1. Contractor furnished materials shall include, but not be limited to, the following:
–	All machines and vehicles, complete with fuel & lubricants

–	All necessary fusion equipment

–	All Cad weld materials

–	All select fill, gravel and sand including sand bags

–	All pigs necessary for cleaning, gauging, wire brushing, and testing the pipelines

–	All test heads, dead weight testers, hoses, fittings, pressure and temperature recorders

–	All skids for pipe stringing

–	All temporary warning signs and barricades

Corning Natural Gas Corporation
SCHEDULE “A”
7.3	Receiving and Inspection
Contractor shall receive materials purchased by the Company at the locations specified by Company’s Purchase Orders.
The Contractor shall comply with the same receiving and inspection procedures for both Company purchased materials and Contractor purchased materials.
The Receiver shall ensure that packing slips are transferred with the materials. The packing slips must clearly reference the Purchase Order number, the materials quantities being delivered, and any items on back order (the Receiver shall have the receiving copy of Company’s Purchase Order in his possession for reference):
Contractor’s Receiver shall inspect all materials using the following procedures:
–	The Receiver shall tally the quantities of the incoming materials, compare them with the Packing Slip from the vendor and record any overages or shortages on the Material Receiving Report (MRR). Under no circumstances shall the Receiver sign-off that all materials as noted on the Packing Slip have been received until that fact has been verified.

–	The Receiver shall inspect the received materials for compliance with the specifications and will record any deficiencies on the MRR. Certification documents to be supplied by the vendor with the shipment that are not included will be recorded as deficiencies.

–	When overages, shortages, and deficiencies are encountered, the Receiver shall contact the Company immediately for resolution.

–	Once authorized to load the material, the transfer of care, custody, and control of the materials shifts from the Vendor to the Contractor.
7.4	Site Materials, Storage and Control
The Contractor shall be responsible for maintaining control over the site inventory of materials. Once the Contractor has signed for material received, Contractor will be responsible for replacing any lost material.
7.5	Site Procurement of Materials
If the Contractor has noted a shortage of any materials he was responsible to purchase, the Contractor shall purchase all make-up materials.
8.0	CONSTRUCTION
All construction activities shall be performed by qualified tradesmen. The activities shall be executed in a workmanlike manner and shall present a neat, quality appearance when completed.
The Contractor shall allow access to other Contractors on and around the construction site and shall co-ordinate his activities with the other Contractors so as not to disrupt them or cause a negative impact to the project schedule. The Contractor shall be responsible for the repair of any completed work damaged during construction activities.

Corning Natural Gas Corporation
SCHEDULE “A”
9.0	REGULATIONS, CODES, and STANDARDS
9.1	Regulations
The Work must comply with the regulatory requirements of all governmental authorities and others having jurisdiction in the area. These include:
–	Corning Natural Gas Corporation Construction Standards

–	Applicable State of New York Public Service Commission Order Granting Certificate of Environmental Compatibility and Public Need

–	New York State Compilation of Codes, Rules and Regulations, Title 16, Part 255: Transmission and Distribution of Gas WITH ALL RULES PERTANING TO GAS DISTRIBUTION LINES CONSTRUCTED BY CORNING NATURAL GAS CORP.

–	New York State Department of Environmental Conservation regulations regarding stream, wetland, and other jurisdictional areas.

–	United States Army Corp. of Engineers regulations and requirements regarding stream and wetland areas.

–	NYSPSC Environmental Management and Construction Standards and Practices for Underground Transmission and Distribution Facilities in New York State.

–	New York State Department of Agriculture and Markets requirements.

–	Federal OSHA Regulations, requirements, and guidelines pertaining to safe work practices.

–	Various State, County, City, Village, and Town highway ROW requirements.

–	Various other Federal, State, County, City, Village, Town, and other local laws, ordnances, rules, and other requirements.

9.2	Industry Codes
The Work shall be performed in accordance with the latest edition of all government, industry, and other codes and standards including but not limited to:
–	ASME B31.8: Gas Transmission and Distribution Piping Systems.

–	Code of Federal Regulations, Title 49, Part 192: Transportation of Natural and other Gas by Pipeline: Minimum Federal Safety Standards.

–	American Gas Association, Purging Principles and Practices.

–	ASTM D448 Standard classification for sizes of aggregate for road and bridge construction.

–	ASTM D1557 Test method for laboratory compaction characteristics of soil using modified effort.

–	NACE RP0169 Control of external corrosion on underground or submerged metallic piping systems.

9.3	CONFLICTING REGULATIONS, CODES, AND STANDARDS
In the event that there is any conflict between any of the aforementioned Regulations, Codes, Standards, and /or any of the Specifications, Drawings, or Instructions, the most stringent requirement in the opinion of the Company is in effect.

Corning Natural Gas Corporation
SCHEDULE “A”
10.0	COMPANY ENGINEERING DRAWINGS

The attached are the engineering drawings for this project.

11.0	Technical Specifications

Attached are the Company’s Technical Specifications governing the work to be performed.

Corning Natural Gas Corporation
Schedule “B”
REMUNERATION
CONTRACT COSTS
1.	General
1.1	Company will pay Contractor the lump sum not to exceed amount applicable for performance of the Work and undertaking of all obligations under this Contract, and any amendments thereto, as defined by the Scope of Work (Schedule “A”).

1.2	Contractor shall be paid for Changes and Extra Work in accordance with an approved estimate.

1.3	Contractor shall submit quantity measurement sheets or milestone progress payment reports for approval by the Company on a weekly basis.

1.4	Contractor shall submit separate invoices for each pipeline / facilities project released against this Contract. All invoices, correspondence and time sheets pertaining to this Agreement must reference the contract number shown in the section labelled Instructions to Bidders, paragraph 2.

1.5	State, local and other similar taxes, if applicable, must each be shown as separate items on all invoices.

1.6	Terms of Payment: Net 30 days from receipt of invoice by Company subject to the holdbacks specified in these Contract Documents.
2.	Extra Work and Changes to the Work
2.1	All charges for Extra Work shall be estimated by Contractor and accepted by Company prior to commencement of such Extra Work. The agreed upon amount shall be based upon the Blanket Contract rates provided to the Company that was supplied with this bid document, shall then become the control estimate for the Extra Work. It is agreed and understood that under no circumstances shall the Company be obligated to pay any amounts in addition to the amount of the control estimate without the prior approval of the Company.

2.2	When the Contractor believes that Extra Work is required he/she shall submit to the Company a Change Work Order (CWO) detailing the work and the cost.
2.2.1	Contractor shall provide such documentation as may be required by the Company.

2.2.2	Company will pay no charges for Extra Work without prior written approval in the form of a fully executed CWO.

Corning Natural Gas Corporation
SCHEDULE “C”
Construction Schedule
Contractor shall attach its proposed Construction Schedule for the Work, to meet the Construction Schedule as set forth in this Agreement.
The Contractor shall adhere to the Construction Schedule in every respect.
Changes to the Construction Schedule must be approved by the Company and shall be evidenced by a fully executed CWO.

Corning Natural Gas Corporation
SCHEDULE “D”
Contractor Personnel
The names of the Project Manager, Lead Site Engineers, Foremen and other key personnel that the Contractor will place on the Project and their experience on this type of Work are:

Name	Profession/occupation	Title

Company reserves the right to request resumes of Contractor’s lead or supervisory personnel and, in addition, Company may request to interview such personnel prior to the start of the Work. Contractor shall not assign any personnel to the Work who have not been accepted by Company.

Corning Natural Gas Corporation
SCHEDULE “E”
Contractor Equipment
The size, model and make of the equipment, including site office trailers and vans, which the Contractor will place on this Project and use during the course of Work are:

Equipment	Model	Make/Year	Value

(Contractor may attach its Corporate Rate Schedule to this Table provided that the value of each piece of Contractor’s Equipment assigned to the Work is listed for insurance purposes.)

SCHEDULE “F”
Subcontractors and Vendors
4.0	Sub-Contractors List

Company approves the following Subcontractors and Vendors for the purpose of performing parts of the Work or for the purpose of furnishing materials and equipment to the Contractor in the performance of the Work.

Description of Work to be
Name & Address of	Subcontracted or Items	Percentage of Total Value of
Subcontractor or Vendor	Purchased	Work to be Subcontracted (%)

Corning Natural Gas Corporation
SCHEDULE “G”
CERTIFICATE OF FINAL PAYMENT AND RELEASE

TO:	CORNING NATURAL GAS CORPORATION
FROM:                                                              (the “Contractor”)
With reference to Contract #                      dated                                                                                   .
between the Contractor and Company, the Contractor hereby certifies that it has made full payment for all costs, charges and expenses incurred by it or on its behalf for work, labor, services, materials, and equipment supplied and/or used in performance of its obligations under the above noted contract.
The Contractor further certifies that each subcontractor, agent or representative in its employ or other authorized agent who represents the Contractor has made full payment for all costs, charges and expenses incurred by it or on its behalf for work, labor, services, materials, and equipment supplied and/or used in performance of its obligations.
In consideration of $                                         paid by Company to the Contractor as full and final payment for the above noted contract, the Contractor hereby unconditionally remises, releases and forever discharges Company, its premises and property from any and all actions, demands, causes of actions, suits, debts, duties, accounts, bonds, covenants, contracts, claims, liens and obligations which the Contractor now has or hereinafter can, shall or may have, for or by reason of, any cause, matter or thing whatsoever existing up to the present time and in particular without limiting the generality of the foregoing, for or by reason of or in any way arising out of or in connection with performance of the Contractor’s obligations under the terms of the above noted contract and any amendments or attachments thereto or any subcontractor, agent, representative, or its employees acting on the Contractor’s behalf, and any and all claims for monies, advances, salaries, expenses, benefits, director’s fees or other remuneration whatsoever, whether covered by law, resolution, contract or otherwise.
The foregoing shall not relieve the Contractor of its obligations under the said contract and any amendments thereto, which by their nature survive completion of the work, including, without limitation, warranties, guarantees and indemnities.
The provisions hereof shall ensure to the benefit of Company successors and assigns and shall be binding upon the successors and assigns of the undersigned Contractor.
IN WITNESS WHEREOF the undersigned has executed this document this            day of                     , 2008.

(Contractor)
Note: If the Contractor is an individual the following must be used along with the Affidavit of Execution.

SIGNED, SEALED and DELIVERED	)
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